Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 30, 2022, by and among: (i) 4Front Ventures Corp., a British Columbia corporation (the “Company”); (ii) Island Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”); (iii) Island Global Holdings, Inc., a California corporation (“Island”); and (iv) Navy Capital SR LLC, a Delaware limited liability company, solely in its capacity as the representative of the Island Securityholders (the “Stockholder Representative”). The Company, Merger Sub, Island and the Stockholder Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement are defined in Section 1.

RECITALS

A.       On August 24, 2017, Island was formed as a corporation organized under the Laws of the State of California.

B.       Island, together with its wholly owned subsidiaries set forth on Exhibit A hereto (the “Island Subsidiaries,” and together with Island, the “Island Entities”), own and operate one or more businesses licensed and authorized under applicable Law to cultivate, manufacture, process, distribute, market and/or sell cannabis and cannabis-related products.

C.       The Board of Directors of the Company has determined that it is in the best interests of the Company to acquire Island upon the terms and subject to the conditions set forth herein. The Boards of Directors of the Merger Sub and Island have each determined that it is in the best interests of their respective stockholders for the Company to acquire Island upon the terms and subject to the conditions set forth herein.

D.       The Boards of Directors of the Company, Merger Sub and Island have each approved and declared advisable the merger (the “Merger”) of Merger Sub with and into Island, in accordance with (i) as to the Company, the Business Corporations Act (British Columbia); and (ii) as to the Merger Sub and Island, the California Corporation Code (the “CCC”), and (to the extent applicable to Merger Sub) the Delaware General Corporation Law (the “DGCL”), and subject to the conditions set forth herein.

E.       The Board of Directors of Island has unanimously (i) approved this Agreement and the transactions contemplated hereby and (ii) recommended the adoption of the Merger and this Agreement by the Stockholders.

F.       Following the execution of this Agreement, Island shall seek to obtain, in accordance with the CCC and the Organizational Documents of Island, a written consent of the requisite Stockholders adopting this Agreement, and approving the Merger and the transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions.

“Accounting Principles” means the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Island Most Recent Financial Statements.

“Acquisition Proposal” has the meaning set forth in Section 8(d).

“Action” means any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any U.S. federal, state, local, or foreign jurisdiction or before any arbitrator.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with such specified Person.

“Aggregate Common Stock Merger Consideration Amount” means the amount (if any) by which the Purchase Price (or, if prior to the determination of the Final Closing Schedule, the Estimated Purchase Price) exceeds the Preferred Stock Preference Amount.

“Aggregate Series A Merger Consideration Amount” means (i) if the Purchase Price (or, if prior to the determination of the Final Closing Schedule, the Estimated Purchase Price) is equal to or greater than the Preferred Stock Preference Amount, the Series A Preference Amount and (ii) if the Preferred Stock Preference Amount is greater than the Purchase Price (or the Estimated Purchase Price at any time prior to the determination of the Final Closing Schedule), the Purchase Price (or the Estimated Purchase Price at any time prior to the determination of the Final Closing Schedule) multiplied by the quotient obtained by dividing the Series A Preference Amount by the Preferred Stock Preference Amount.

“Aggregate Series Seed Merger Consideration Amount” means (i) if the Purchase Price (or, if prior to the determination of the Final Closing Schedule, the Estimated Purchase Price) is equal to or greater than the Preferred Stock Preference Amount, the Series Seed Preference Amount and (ii) if the Preferred Stock Preference Amount is greater than the Purchase Price (or the Estimated Purchase Price at any time prior to the determination of the Final Closing Schedule), the Purchase Price (or the Estimated Purchase Price at any time prior to the determination of the Final Closing Schedule) multiplied by the quotient obtained by dividing the Series Seed Preference Amount by the Preferred Stock Preference Amount.

“Aggregate Merger Consideration Amount” means the sum of the Aggregate Common Stock Merger Consideration Amount, the Aggregate Series A Merger Consideration Amount and the Aggregate Series Seed Merger Consideration Amount.

“Aggregate Merger Consideration” means the aggregate total Per Share Merger Consideration.

“Agreement” has the meaning set forth in the preamble above.

“Agreement Proceedings” has the meaning set forth in Section 11(j)(i).

“Ancillary Documents” means all agreements, instruments, certificates and documents to be executed and delivered by any Party in connection with the consummation of the transactions contemplated by this Agreement.

“Basket” has the meaning set forth in Section 9(d)(i).

“Benefit Plan” means any employee benefit plans, programs, and arrangements, including all profit-sharing, bonus, stock option, stock purchase, restricted stock, pension, retirement, deferred compensation, post-retirement medical or life insurance, welfare, incentive, sick leave, or other leave of absence, short- or long-term disability, retention and salary continuation, plans, programs, and arrangements, in any case, established, maintained, sponsored, or contributed to by any Island Entity on behalf of any employee, or with respect to which any Island Entity has any direct or indirect liability, including any contingent liability due to a relationship with an ERISA Affiliate.

“Big Sur Promissory Note Purchase Agreement” means that certain Secured Note and Warrant Purchase Agreement by and between Island and such investors dated between March 17, 2021 and July 8, 2021.

“Big Sur Promissory Notes” means those certain Secured Promissory Notes issued by Island to various investors pursuant to that certain Big Sur Promissory Note Purchase Agreement, as specifically set forth in Section 4(e)(vi) of the Island Disclosure Schedule.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California or Phoenix, Arizona are authorized or required by Law to be closed for business.

“Buyer Disclosure Schedule” has the meaning set forth in Section 5.

“Buyer Employees” has the meaning set forth in Section 5(n)(i).

“Buyer Insurance Policies” has the meaning set forth in Section 5(q).

“Buyer Party” means the Company and Merger Sub.

“Calculation Time” means 12:00 a.m. PT on the Closing Date.

“Canadian Filings” has the meaning set forth in Section 5(f)(i).

“Canadian Securities Laws” means, collectively, all applicable securities Laws of each Province of Canada (other than Quebec) and the respective rules and regulations under such laws together with applicable published policy statements, notices, orders, blanket rulings and other regulatory instruments of the securities regulatory authorities in such jurisdiction, including the rules and policies of the CSE, in each case as now in effect and as they may be promulgated or amended from time to time.

“Cap” has the meaning set forth in Section 9(d)(i).

“CCC” has the meaning set forth in the recitals above.

“Certificate of Merger” has the meaning set forth in Section 2(a)(ii).

“Claims” has the meaning set forth in Section 8(i).

“Class C Multiple Voting Shares” means the Class C Multiple Voting Shares in the capital of the Company, with no par value.

“Closing” means the closing of the transactions contemplated hereby, including the Merger.

“Closing Date” has the meaning set forth in Section 2(a)(i).

“Closing Date VWAP” has the meaning set forth in Section 3(h).

“Code” has the meaning set forth in the recitals above.

“Company” has the meaning set forth in the preamble above.

“Company Cannabis License” has the meaning set forth in Section 5(i).

“Company Material Adverse Effect” means any event, occurrence, fact, effect, condition, change, state of facts or development that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (a) the business, results of operations, financial condition or assets or liabilities of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company or Merger Sub to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, that “Company Material Adverse Effect” shall not include any adverse effect resulting from: (i) any event, occurrence, fact, effect, condition, change, state of facts or development affecting the industry in which the Company and its Subsidiaries operates, including, but not limited to, any change in Law (including, for purposes of this clause (i), any United States federal Law regarding cannabis) or in the practices or policies regarding the enforcement thereof; (ii) any outbreak or escalation of national or international hostilities or any similar crisis or calamity, including any act of terrorism, or any epidemic, pandemic or disease outbreak (including, but not limited to, the COVID-19 virus); (iii) any event, occurrence, fact, effect, condition, change, state of facts or development affecting financial or securities markets, general business conditions or the economy in general; (iv) any earthquakes, floods, natural disasters or other acts of nature; (v) any changes, after the date hereof, in Law (including, for purposes of this clause (v), any United States federal Law regarding cannabis) or GAAP; or (vi) the compliance with the express terms of this Agreement or the Ancillary Documents or the taking of any action required by this Agreement or the Ancillary Documents, including any impact thereof on the relationships, contractual or otherwise, with customers, suppliers, partners, or employees; provided, further, that with respect to clauses (i), (iii), (iv), and (v), except to the extent such event, occurrence, fact, effect, condition, change, state of facts or development has had or would reasonably be expected to have a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other businesses in the Company and its Subsidiaries’ industry (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Contract” means any written or verbal agreement, arrangement, authorization, commitment, contract or sub-contract, purchase order, indenture, note, bond, instrument, lease or sub-lease (whether for real or personal property), license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

“Control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlling” and “Controlled” have meanings corresponding to the foregoing.

“Convertible Promissory Note Purchase Agreement” means that certain Convertible Promissory Note Purchase Agreement by and between Island and such investors dated August 23, 2021 (with an effective date of August 3, 2021).

“Convertible Promissory Note Security Agreement” means that certain Security Agreement by and between Island, certain other Island Entities, and investors dated as of August 23, 2021 (with an effective date of August 3, 2021).

“Convertible Promissory Notes” means, collectively, (a) the Convertible Promissory Notes of Committed Capital and (b) the Convertible Promissory Notes of Second Balance.

“Convertible Promissory Notes of Committed Capital” means those certain Convertible Promissory Notes defined as the “Committed Capital Notes” in the Convertible Promissory Note Purchase Agreement and issued by Island to various investors pursuant to the Convertible Promissory Note Purchase Agreement, as specifically set forth in Section 4(e)(vi) of the Island Disclosure Schedule.

“Convertible Promissory Notes of Second Balance” means those certain Convertible Promissory Notes defined as the “Second Notes” in the Convertible Promissory Note Purchase Agreement and issued by Island to various investors pursuant to the Convertible Promissory Note Purchase Agreement, as specifically set forth in Section 4(e)(vi) of the Island Disclosure Schedule.

“Covered Materials” has the meaning set forth in Section 11(o).

“CSE” means the Canadian Securities Exchange.

“D&O Tail Policy” has the meaning set forth in Section 8(m).

“Debt Ratio” means the percentage obtained by dividing 100 by 165.

“DGCL” has the meaning set forth in the recitals above.

“Direct Claim” has the meaning set forth in Section 9(e)(iii).

“Dissenting Shares” has the meaning set forth in Section 2(g).

“Dollars” and “$” each means United States dollars.

“Effective Time” has the meaning set forth in Section 2(a)(ii).

“Effective Time Indebtedness” means the aggregate amount of all Indebtedness of the Island Entities as of the Effective Time.

“Employees” means each person who as of immediately prior to the Effective Time is an employee of any of the Island Entities.

“Environmental Laws” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Equity Ratio” means the percentage obtained by dividing 65 by 165.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that would be treated together with any Island Entity or any of their respective Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Purchase Price” means Island’s estimate of the Purchase Price, to be determined in accordance with this Agreement at least two (2) Business Days prior to the Closing Date and subject to the Company’s prior review and approval (not to be unreasonably withheld, conditioned or delayed).

“Exchange” has the meaning set forth in the recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” has the meaning set forth in Section 7(b)(xi).

“Exchange Agreement Consideration” means an amount equal to (i) the aggregate number of Subordinate Voting Shares issued by the Company under the Exchange Agreement multiplied by the VWAP, plus (ii) the aggregate principal amount of notes issued by the Company under the Exchange Agreement.

“Final Closing Schedule” has the meaning set forth in Section 3(e).

“Form 9” means the CSE Notice of Issuance or Proposed Issuance of Listed Securities.

“Fraud” means, with respect to any Party, such Party’s actual and intentional fraud with respect to the making of representations and warranties herein; provided, however, that such actual and intentional fraud of such party shall only be deemed to exist if such Party makes a knowing and intentional misrepresentation of a material fact with the intent that the other Party rely on such fact, coupled with such other Party’s detrimental reliance on such fact under circumstances that constitute common law fraud under applicable Law.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Holder Percentage” means, with respect to any Island Securityholder, at any given time, the pro rata percentage of the Merger Consideration received by such Island Securityholder.

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all Liabilities of such Person for borrowed money or in respect of loans or advances; (b) all Liabilities of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities; and (c) all Liabilities in respect of letters of credit and bankers’ acceptances issued for the account of such Person. Notwithstanding the foregoing, for purposes of determining the Purchase Price, Indebtedness shall not include (i) any amounts that are included as current liabilities in calculating the Working Capital Amount or (ii) any Convertible Promissory Notes or Big Sur Notes exchanged pursuant to the terms of the Exchange Agreement.

“Indemnified Party” has the meaning set forth in Section 9(e).

“Indemnified Taxes” means any and all Taxes: (a) of the Stockholders or any ultimate beneficial owner of any Stockholder, in each instance for any period; (b) of each Island Entity for all Pre-Closing Tax Periods, (c) of any member of an affiliated, consolidated, combined or unitary group of which any Island Entity (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law; (d) of any Person imposed on any Island Entity as a transferee or successor, by contract, indemnification agreement or otherwise, or pursuant to any Law, which Taxes are attributable to an event or transaction occurring on or before the Closing Date; (e) any transfer Taxes; (f) imposed as a result of the consummation of the transactions contemplated in this Agreement including but not limited to the sale of the Island Capital Stock by the Stockholders; and (g) arising as a result of any breach of any representation, warranty, or covenant relating to Taxes, in each instance set forth in this Agreement or any of the Ancillary Documents executed in connection with transactions contemplated hereby.

“Indemnifying Party” has the meaning set forth in Section 9(e).

“Insurance Policies” has the meaning set forth in Section 4(s).

“Intellectual Property” means all industrial and intellectual property and all rights associated therewith, including all of the following, in any jurisdiction throughout the world (registered or unregistered): (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, provisionals, and patent disclosures, together with all foreign equivalents, reissuances, renewals, continuations, requests for continued examinations, divisionals, continuations-in-part, revisions, extensions, and reexaminations thereof, and all present and future patents and applications in any and all countries based on or claiming priority thereto; (b) all internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all Software; (g) all advertising and promotional materials; (h) all other proprietary rights therein; and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intended Tax Treatment” has the meaning set forth in Section 8(b).

“IP Licenses” has the meaning set forth in Section 4(k)(ii).

“Island” has the meaning set forth in the preamble above.

“Island Big Sur Warrants” means those certain issued and outstanding warrants to purchase Island Common Stock issued to certain Warrantholders pursuant to that certain Secured Note and Warrant Purchase Agreement by and between Island and such investors in the form prepared in March 2021, but executed by applicable Warrantholders between March 17, 2021 and June 26, 2021, as specifically set forth in Section 4(e)(iv) of the Island Disclosure Schedule, and consisting of, collectively, the (i) Class A Warrants (as defined in the Big Sur Promissory Note Purchase Agreement) and (ii) the Class B Warrants (as defined in the Big Sur Promissory Note Purchase Agreement).

“Island Cannabis License” has the meaning set forth in Section 4(g)(i).

“Island Capital Stock” means, collectively, the Island Common Stock and the Island Preferred Stock.

“Island Charter” means the Amended and Restated Articles of Incorporation of Island.

“Island Common Stock” means the common stock of Island, par value $0.0001 per share.

“Island Common Stock Holder Percentage” means, with respect to any Stockholder, the percentage of the aggregate Per Share Common Stock Consideration received by such Stockholder.

“Island Contracts” has the meaning set forth in Section 4(n).

“Island CSW Warrants” means those certain issued and outstanding warrants to purchase Island Common Stock issued to certain Warrantholders pursuant to that certain Warrant to Purchase Common Stock, dated October 5, 2018, between Island and Straand Holdings, LLC, and transferred to Karavan Holdings, LLC in February of 2020, and that certain Warrant to Purchase Shares of Series A Preferred Stock dated September 2019, as amended, between Island and Straand Holdings, LLC, and transferred to Karavan Holdings, LLC in February of 2020 as specifically set forth in Section 4(e)(v) of the Island Disclosure Schedule.

“Island Current Assets” means the consolidated current assets of the Island Entities, excluding cash and cash equivalents, including accounts receivable, inventory and prepaid expenses, in each case, to the extent available without restriction, and determined in accordance with the Accounting Principles as at the Effective Time.

“Island Current Liabilities” means the consolidated current liabilities of the Island Entities consisting of accounts payable, accrued Taxes and accrued expenses, current portion of deferred revenue in each case, determined in accordance with the Accounting Principles as at the Effective Time.

“Island Disclosure Schedule” has the meaning set forth in Section 4.

“Island Entity” has the meaning set forth in the recitals above.

“Island Fundamental Representations” means the representations and warranties set forth in Sections 4(a) (Organization), 4(b) (Authorization of Transaction), 4(c) (Non-contravention), 4(e) (Capitalization; Subsidiaries), 4(p) (Taxes), 4(r) (Related Party Transactions), 4(x) (Brokers’ Fees), and 4(y) (Allocation of Consideration).

“Island Indemnitees” has the meaning set forth in Section 9(c).

“Island Intellectual Property Rights” has the meaning set forth in Section 4(k)(i).

“Island IT Systems” has the meaning set forth in Section 4(k)(vi).

“Island Material Adverse Effect” means any event, occurrence, fact, effect, condition, change, state of facts or development that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (a) the business, results of operations, financial condition or assets or liabilities of the Island Entities, taken as a whole or (b) the ability of the Island Entities to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, that “Island Material Adverse Effect” shall not include any adverse effect resulting from: (i) any event, occurrence, fact, effect, condition, change, state of facts or development affecting the industry in which the Island Entities operates, including, but not limited to, any change in Law (including, for purposes of this clause (i), any United States federal Law regarding cannabis) or in the practices or policies regarding the enforcement thereof; (ii) any outbreak or escalation of national or international hostilities or any similar crisis or calamity, including any act of terrorism, or any epidemic, pandemic or disease outbreak (including, but not limited to, the COVID-19 virus); (iii) any event, occurrence, fact, effect, condition, change, state of facts or development affecting financial or securities markets, general business conditions or the economy in general; (iv) any earthquakes, floods, natural disasters or other acts of nature; (v) any changes, after the date hereof, in Law (including, for purposes of this clause (v), any United States federal Law regarding cannabis) or GAAP; or (vi) the compliance with the express terms of this Agreement or the Ancillary Documents or the taking of any action required by this Agreement or the Ancillary Documents, including any impact thereof on the relationships, contractual or otherwise, with customers, suppliers, partners, or employees; provided, further, that with respect to clauses (i), (iii), (iv) and (v), except to the extent such event, occurrence, fact, effect, condition, change, state of facts or development has had or would reasonably be expected to have a disproportionately adverse effect on the Island Entities, taken as a whole, as compared to other businesses in the Island Entities’ industry (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether an Island Material Adverse Effect has occurred).

“Island Most Recent Financial Statements” means the consolidated balance sheet of Island Entities (the “Island Most Recent Balance Sheet”) and the related statement of income, in each case as of February 28, 2022 and attached hereto as Exhibit B.

“Island Optionholder” means a holder of Island Options.

“Island Options” has the meaning set forth in Section 4(e)(ii).

“Island Preferred Stock” means, collectively, (a) the Island Series Seed Preferred Stock and (b) the Island Series A Preferred Stock.

“Island Preferred Stock Holder Percentage” means, with respect to any Stockholder, the percentage of the aggregate Per Share Series A Merger Consideration and Per Share Series Seed Merger Consideration received by such Stockholder.

“Island Promissory Notes” means, collectively, the Convertible Promissory Notes and the Big Sur Promissory Notes.

“Island Recommendation” has the meaning set forth in Section 4(b).

“Island Securityholders” means, collectively, (a) all Stockholders, (b) all of the Island Optionholders, (c) all of the Island Warrantholders, (d) all of the investors/lenders with respect to the Big Sur Promissory Notes, and (e) all of the investors/lenders with respect to the Convertible Promissory Notes.

“Island Series A Preferred Stock” means the preferred stock of Island designated “Series A Preferred Stock” in the Island Charter, par value $0.0001 per share.

“Island Series A Preferred Warrants” means those certain issued and outstanding warrants to purchase Island Series A Preferred Stock issued to certain Warrantholders pursuant to that certain Amended and Restated Series A Preferred Stock Purchase Agreement between Island and such investors dated December 13, 2019 as specifically set forth in Section 4(e)(iii) of the Island Disclosure Schedule.

“Island Series Seed Preferred Stock” means the preferred stock of Island designated “Series Seed Preferred Stock” in the Island Charter, par value $0.0001 per share.

“Island Subsidiary” has the meaning set forth in the recitals above.

“Island Warrantholder” means a holder of any Island Warrant.

“Island Warrants” means, collectively, (a) the Island Series A Preferred Warrants, (b) the Island Big Sur Warrants, and (c) the Island CSW Warrants.

“Knowledge of Island” or “Island’s Knowledge” or any other similar knowledge qualification means the actual knowledge of any of Raymond Landgraf, Brandon Mills, Scott Landgraf and Rob Morgan, after reasonable inquiry.

“Knowledge of the Company” or “Company’s Knowledge” or “Buyer Parties’ Knowledge” or any other similar knowledge qualification means the actual knowledge of any of Leonid Gontmakher, Karl Chowscano, Joseph Feltham and Jake Wooten, after reasonable inquiry.

“Laws” means any foreign, federal, state, provincial, county, municipal, local or other laws, statutes, constitutions, resolutions, ordinances, codes, edicts, decrees, orders, writs, injunctions, awards, judgments, rules, regulations, rulings, charges, requirements or other restrictions issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity, agency or court; provided that, as used herein, “Law” shall exclude United States federal Law regarding cannabis but only to the extent inconsistent with California or local Law.

“Leases” has the meaning set forth in Section 4(o)(ii).

“Letter of Transmittal” means a letter of transmittal addressed to a Stockholder in the form attached hereto as Exhibit D-6 and attaching instructions for use in effecting the surrender of the shares of Island Capital Stock owned by such Stockholder, in exchange for the issuance of the applicable Per Share Merger Consideration for each share of Island Capital Stock.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Licensed Intellectual Property Rights” has the meaning set forth in Section 4(k)(ii).

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the reasonable cost of pursuing any insurance providers.

“Material Suppliers” has the meaning set forth in Section 4(t).

“Merger” has the meaning set forth in the recitals above.

“Merger Notes” shall mean payment-in-kind Promissory Notes with an interest rate of six percent (6.0%) from the Company due and payable on the date that is 54 months after the Closing Date, in the form attached hereto as Exhibit D-1.

“Merger Sub” has the meaning set forth in the preamble above.

“Merger Warrants” means warrants issued by the Company in the form attached hereto as Exhibit D-2.

“Navy LOC” means that certain Multiple Advance Promissory Note from Island due and payable on the date that is twelve (12) months after the Closing Date, in the form attached hereto as Exhibit C.

“Navy LOC Consideration Amount” means $1,340,000.

“Navy LOC Securities” means Subordinate Voting Shares and Merger Notes with an aggregate value of the Navy LOC Consideration Amount, consisting of (a) Subordinate Voting Shares with an aggregate value of the Equity Ratio multiplied by the Navy LOC Consideration Amount and (b) Merger Notes with an aggregate initial principal amount of the Debt Ratio multiplied by the Navy LOC Consideration Amount.

“Navy LOC Maximum Principal Amount” means $1,000,000.

“Navy LOC Note Holders” means the holders of the Navy LOC as of the Closing.

“Organizational Documents” of a Person means its certificate or articles of incorporation, articles of organization, articles of formation, bylaws, operating agreements, limited liability agreements, agreements of limited partnership and/or other organizational documents, as applicable.

“Party” or “Parties” has the meaning set forth in the preamble above.

“Per Share Common Stock Merger Consideration” means, with respect to each share of Island Common Stock issued and outstanding immediately prior to the Effective Time, (i) a portion of a Merger Note with a principal amount equal to the Per Share Common Stock Merger Consideration Amount multiplied by the Debt Ratio and (ii) a number of Subordinate Voting Shares with a value (based on the VWAP) equal to the Per Share Common Stock Merger Consideration Amount multiplied by the Equity Ratio.

“Per Share Common Stock Merger Consideration Amount” means an amount equal to (i) the Aggregate Common Stock Merger Consideration Amount, divided by (ii) the aggregate number of shares of Island Common Stock issued and outstanding immediately prior to the Effective Time. For the avoidance of doubt, if the Purchase Price (or, if prior to the determination of the Final Closing Schedule, the Estimated Purchase Price) exceeds the Aggregate Preferred Stock Amount, the Per Share Common Stock Merger Consideration Amount shall be zero.

“Per Share Merger Consideration” means, (a) with respect to a share of Island Common Stock, the Per Share Common Stock Merger Consideration, (b) with respect to a share of Island Series A Preferred Stock, the Per Share Series A Merger Consideration, and (c) with respect to a share of Island Series Seed Preferred Stock, the Per Share Series Seed Merger Consideration.

“Per Share Series A Merger Consideration” means, with respect to each share of Island Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, (i) a portion of a Merger Note with a principal amount equal to the Per Share Series A Merger Consideration Amount multiplied by the Debt Ratio and (ii) a number of Subordinate Voting Shares with a value (based on the VWAP) equal to the Per Share Series A Merger Consideration Amount multiplied by the Equity Ratio.

“Per Share Series A Merger Consideration Amount” means an amount equal to (i) the Aggregate Series A Merger Consideration Amount, divided by (ii) the aggregate number of shares of Island Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Per Share Series Seed Merger Consideration” means, with respect to each share of Island Series Seed Preferred Stock issued and outstanding immediately prior to the Effective Time, (i) a portion of a Merger Note with a principal amount equal to the Per Share Series Seed Merger Consideration Amount multiplied by the Debt Ratio and (ii) a number of Subordinate Voting Shares with a value (based on the VWAP) equal to the Per Share Series Seed Merger Consideration Amount multiplied by the Equity Ratio.

“Per Share Series Seed Merger Consideration Amount” means an amount equal to (i) the Aggregate Series Seed Merger Consideration Amount, divided by (ii) the aggregate number of shares of Island Series Seed Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Permit” has the meaning set forth in Section 4(f)(ii).

“Permitted Liens” means: (a) landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s Liens or other similar Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate Actions for which adequate reserves have been established in accordance with the applicable Accounting Principles, (c) with respect to Real Property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry and other restrictions and encumbrances which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used in connection with the business of such applicable Person or (ii) zoning, building, subdivision or other similar requirements or restrictions which are not violated by the current use and operation of the applicable Real Property by the Island Entities; and (d) Liens to lenders incurred in deposits made in the ordinary course in connection with maintaining bank accounts.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“PII” has the meaning set forth in Section 4(k)(vii).

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date, and any portion of a Straddle Period ending on and including the Closing Date.

“Preferred Stock Preference Amount” means the sum of the Series Seed Preference Amount and the Series A Preference Amount.

“Privacy Commitments” has the meaning set forth in Section 4(k)(vii).

“Pro Rata Share” means, with respect to each Stockholder, the percentage obtained by dividing the aggregate number of Subordinate Voting Shares that such Stockholder is entitled to receive pursuant to Section 2(f) by the aggregate number of Subordinate Voting Shares that all Stockholders are entitled to receive pursuant to Section 2(f).

“Purchase Price” means an amount equal to (a) $16,500,000, minus (b) the Working Capital Adjustment Amount (if the Working Capital Amount is less than the Working Capital Target), minus (c) the Effective Time Indebtedness, minus (d) the Exchange Agreement Consideration, minus (e) the aggregate amount of all Transaction Expenses, minus (f) the Navy LOC Consideration Amount.

“Real Property” has the meaning set forth in Section 4(o)(ii).

“Released Claims” has the meaning set forth in Section 8(i).

“Releasee” has the meaning set forth in Section 8(i).

“Releasor” has the meaning set forth in Section 8(i).

“Representative” means, with respect to any Person, any and all members, managers, shareholders, owners, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preference Amount” means the product of (i) the aggregate number of shares of Island Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, multiplied by (ii) $0.968031.

“Series Seed Preference Amount” means the product of (i) the aggregate number of shares of Island Series Seed Preferred Stock issued and outstanding immediately prior to the Effective Time, multiplied by (ii) $0.22222.

“Software” means all (a) computer programs, applications, systems and code, in both object code and source code, including software implementations of algorithms, models and methodologies and program interfaces and (b) internet and intranet websites, databases and compilations, including data and collections of data, and related documentation, whether machine-readable or otherwise.

“Stockholders” means the holders of Island Capital Stock immediately prior to the Effective Time.

“Stockholder Representative” has the meaning set forth in the recitals above.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subordinate Voting Shares” means the Class A Subordinate Voting Shares in the capital of the Company, with no par value and each share holding one (1) vote.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof having the power to govern or elect members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof; and the term “Subsidiary” with respect to any Person shall include all subsidiaries of each subsidiary of such Person.

“Surviving Corporation” has the meaning set forth in Section 2(b).

“Tax” or “Taxes” means any (a) U.S. or foreign federal, state, provincial, or local income, gross receipts (including taxes under Code Section 280E), license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under former Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not, (b) any Liability (contingent or otherwise) for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an affiliated group for any taxable period, and (c) any Liability for the payment of any amounts of the type described in clauses (a) or (b) as a transferee or successor, by Contract or from any express obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Returns” means any report, return, computation, declaration, claim, claim for refund, or information return or statement with respect to Taxes, and any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9(e)(i).

“Trading Observation Period” means the period of consecutive ten (10) days on which the CSE is open for business ending on the last Business Day before the Closing Date.

“Transaction Expenses” means, without duplication, all fees, costs and/or expenses incurred or otherwise payable or reimbursable by or on behalf of the Island Entities in connection with the negotiation, execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, in each case, solely to the extent not paid prior to the Effective Time, including (i) all costs, fees and expenses payable by or on behalf of the Island Entities to any investment banks, brokers, finders and/or financial advisors, (ii) all costs, fees and expenses payable by or on behalf of any Island Entity to any attorneys or legal advisors, and (iii) all costs, fees and expenses payable by or on behalf of any Island Entity to accountants, consultants and/or other advisors. Notwithstanding the foregoing, Transaction Expenses shall not include any amounts that are included as current liabilities in calculating the Working Capital Amount.

“VWAP” means the ten day volume weighted average trading price of the Subordinate Voting Shares on the CSE determined by dividing the total value by total volume of the Subordinate Voting Shares traded, in each case, as reported by Bloomberg Finance L.P., for the ten (10) consecutive trading days immediately preceding the date of issue or surrender for cancellation, as applicable subject to the maximum discount rules prescribed by the CSE and Canadian Securities Laws; provided, that the VWAP shall be expressed in and converted to the U.S. dollar equivalent (based on the exchange rate posted by the Bank of Canada on the Business Day immediately preceding the Closing Date).

“Waived 280G Benefits” has the meaning set forth in Section 8(k).

“WARN Act” has the meaning set forth in Section 4(m)(vii).

“Working Capital Adjustment Amount” means an amount, if any, equal to the absolute value of the difference between the Working Capital Target and the Working Capital Amount. For the avoidance of doubt, if the Working Capital Amount exceeds the Working Capital Target, the Working Capital Adjustment Amount shall be Zero Dollars ($0).

“Working Capital Amount” means the Island Current Assets minus the Island Current Liabilities.

“Working Capital Target” means negative $100,000.

“280G Approval” has the meaning set forth in Section 8(k).

“4Front Audited Financial Statements” has the meaning set forth in Section 5(g).

“4Front Financial Statements” has the meaning set forth in Section 5(g).

“4Front Fundamental Representations” means the representations and warranties set forth in Sections 5(a) (Organization), 5(b) (Authorization of Transaction), 5(c) (Non-contravention), 5(d) (Capitalization; Issuance of Subordinate Voting Shares; Merger Sub), and 5(k) (Brokers’ Fees).

“4Front Indemnitees” has the meaning set forth in Section 9(b).

“4Front Interim Financial Statements” has the meaning set forth in Section 5(g).

“4Front SEC Reports” has the meaning set forth in Section 5(f)(iii).

Section 2. Merger.

(a)       Closing Date; Effective Time.

(i)       Subject to the terms and conditions of this Agreement, the Closing shall take place at 10:00 a.m. PT, no later than three (3) Business Days after the last of the conditions to Closing set forth in Section 6 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), via the Parties’ remote exchange of fully executed Ancillary Documents and other Closing deliverables, or at such other time or on such other date or at such other place as the Parties may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). Notwithstanding the foregoing, this Agreement shall terminate, without Notice by any Party, if the Closing is not completed by May 15, 2022.

(ii)       On the terms and subject to the conditions set forth in this Agreement, Merger Sub and Island shall cause the Merger to be consummated by filing a certificate of merger with respect to the Merger in the form attached hereto as Exhibit D-3 (the “Certificate of Merger”) with the Secretary of State of the State of California (the date and time of such filing, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of the Company, Merger Sub and Island, being the “Effective Time”).

(b)       Merger. At the Effective Time, subject to and upon the terms and conditions of this Agreement and in accordance with the CCC and the DGCL, (i) Merger Sub shall be merged with and into Island, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) Island shall, as the surviving corporation in the Merger, continue its existence under the CCC as a wholly owned subsidiary of the Company. Island as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CCC and the DGCL. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, purposes and powers, and debts, duties, and Liabilities, of Island.

(d)       Articles of Incorporation; Bylaws.

(i)       At the Effective Time, the articles of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read as set forth on Exhibit D-4 and as so amended and restated shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the CCC and such articles of incorporation.

(ii)       At the Effective Time, the bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read as set forth on Exhibit D-5 and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the CCC and the articles of incorporation and bylaws of the Surviving Corporation.

(e)       Directors and Officers.

(i)       Leonid Gontmakher and Joseph Feltham shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

(ii)       Leonid Gontmakher (President), Jake Wooten (Treasurer) and Joseph Feltham (Secretary) shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

(f)       Merger Consideration. At the Effective Time, by virtue of the Merger and without any action by any party hereto or any other Person:

(i)       Subject to the provisions of this Section 2, each share of Island Series Seed Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares which remain outstanding pursuant to Section 2(g)) will be converted automatically into the right, subject to the Stockholder’s delivery of a Letter of Transmittal, to receive the Per Share Series Seed Merger Consideration, as adjusted pursuant to Section 3.

(ii)       Subject to the provisions of this Section 2, each share of Island Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares which remain outstanding pursuant to Section 2(g)) will be converted automatically into the right, subject to the Stockholder’s delivery of a Letter of Transmittal, to receive the Per Share Series A Merger Consideration, as adjusted pursuant to Section 3.

(iii)       Subject to the provisions of this Section 2, all shares of Island Common Stock held by a Stockholder immediately prior to the Effective Time (other than any shares which remain outstanding pursuant to Section 2(g)) will be converted automatically into such Stockholder’s right, subject to the Stockholder’s delivery of a Letter of Transmittal, to receive the Per Share Common Stock Merger Consideration, as adjusted pursuant to Section 3.

(iv)       For the avoidance of doubt, all Per Share Merger Consideration payable at Closing will be based upon the Estimated Purchase Price and will be subject to adjustment based upon the Purchase Price determined in the Final Closing Schedule.

(v)       Upon conversion of each share of Island Preferred Stock pursuant to Section 2(f)(i) or Section 2(f)(ii), or Island Common Stock pursuant to Section 2(f)(iii), the holder of such share of Island Preferred Stock or Island Common Stock, as applicable, shall cease to have any rights with respect thereto, except the right, subject to the Stockholder’s delivery of a Letter of Transmittal, to receive the Per Share Series Seed Merger Consideration, the Per Share Series A Merger Consideration or the Per Share Common Stock Merger Consideration, as applicable, and, in each case, as adjusted pursuant to Section 3, to be paid in consideration therefor upon delivery of a Letter of Transmittal with respect to such shares in accordance with Section 2(h).

(vi)       Any shares of Island Capital Stock owned by Island or its subsidiaries as treasury stock immediately prior to the Effective Time shall be cancelled without any conversion thereof pursuant to Section 2(f), and no payment shall be made with respect thereto.

(g)       Dissenting Shares. Notwithstanding anything in this Agreement to the contrary but only to the extent required by the CCC, each share of Island Capital Stock outstanding immediately prior to the Effective Time held by a Stockholder who has (i) properly demanded that the Company purchase such shares of Island Capital Stock for fair market value in accordance with, and otherwise complied with and perfected such holder’s rights under, the provisions of Chapter 13 of the CCC, and (ii) not effectively withdrawn or lost such holder’s rights to demand purchase for such shares of Island Capital Stock for fair market value pursuant to Chapter 13 of the CCC (such shares, “Dissenting Shares”) shall not be converted pursuant to Section 2(f)(i) through (iii) into the right to receive the applicable Per Share Merger Consideration (it being understood and acknowledged that (A) at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled, and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair market value of such Dissenting Shares as determined in accordance with Chapter 13 of the CCC, and (B) the Company shall be entitled to retain or receive all of the applicable Per Share Merger Consideration to which each such Dissenting Share would have been entitled pursuant to Section 2(f)(i) through (iii) had such shares of Island Capital Stock not been Dissenting Shares), unless such holder fails to perfect or otherwise effectively withdraws or loses such holder’s right to receive payment of the fair value of such Dissenting Shares. If, after the Effective Time, such holder fails to perfect or loses its right to demand or receive such payment, any such share of Island Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive, subject to the Stockholder’s delivery of a Letter of Transmittal in accordance with Section 2(h), the applicable Per Share Merger Consideration, without interest thereon, pursuant to Section 2(f)(i) through (iii). Island shall give the Company prompt notice of any demands received by Island for payment of any shares of Island Capital Stock pursuant to Chapter 13 of the CCC, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of the Company, Island shall not make any payment with respect to, or offer to settle or settle, any such demands.

(h)       Letters of Transmittal; Exchange. Upon delivery of a Letter of Transmittal by a Stockholder, duly completed and validly executed in accordance with the instructions thereto, such Stockholder shall be entitled to receive, subject to the terms and conditions hereof, the applicable Per Share Merger Consideration for each share of Island Capital Stock that such holder has the right to receive pursuant to Section 2(f) and as adjusted pursuant to Section 3, and the shares held by such Stockholder shall forthwith be cancelled, such issuance of the applicable Per Share Merger Consideration to be issued on the later of the Closing Date and a date promptly after the Company’s receipt of such Letter of Transmittal (if received after the Closing Date). Until a Letter of Transmittal is delivered by a holder as contemplated by this Section 2(h), any electronic certificate evidencing the shares of Island Capital Stock shall be deemed at any time after the Effective Time to represent only the right to receive, upon such delivery of the Letter of Transmittal, the applicable Per Share Merger Consideration for each such share of Island Capital Stock.

(i)       Escheat Laws. Neither the Company nor the Surviving Corporation will be liable to any holder or former holder of Island Capital Stock or to any other Person with respect to any portion of the applicable Per Share Merger Consideration that may be payable upon due surrender of any share of Island Capital Stock that is delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

(j)       Further Ownership Rights. The applicable Per Share Merger Consideration paid in accordance with the terms of this Section 2 with respect to each share of Island Capital Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such share of Island Capital Stock (including any rights to receive accumulated but undeclared dividends on such share). At the Effective Time, the stock transfer books of Island shall be closed, and thereafter there shall be no further registration of transfers of shares of Island Capital Stock on the records of the Surviving Corporation, and from and after the Effective Time the Stockholders shall cease to have any rights (including any rights to receive accumulated but undeclared dividends on any shares of Island Capital Stock) with respect thereto except as otherwise provided for herein. If, after the Effective Time, any evidence of ownership of shares of Island Capital Stock (whether electronic of otherwise) are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in Section 2(h).

(k)       Further Issuance of Common Stock of Surviving Corporation. At the Effective Time, the Surviving Corporation shall issue 900 newly issued, fully paid and non-assessable shares of common stock to the Company as consideration for the Company assuming the obligations under this Agreement to deliver and issue, at the Effective Time, the Exchange Agreement Consideration, Navy LOC Securities, Per Share Common Stock Merger Consideration, Per Share Series A Merger Consideration, Per Share Series Seed Merger Consideration, the Merger Warrants and the Merger Notes.

(l)       Withholding Rights. The Parties shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or any provision of state, local or foreign Tax Law. Any party that intends to deduct or withhold tax from any amount payable under this Agreement shall provide the payee with advance written notice of such deduction or withholding and shall cooperate with such recipient to implement any reasonable measures that would reduce or eliminate the amount to be deducted or withheld. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3. Purchase Price Adjustment.

(a)       Closing Schedule. As soon as practicable, but not later than ninety (90) days following the Closing Date, the Company shall prepare in good faith and deliver to the Stockholder Representative a schedule (the “Closing Schedule”) setting forth the Company’s good faith calculation of the Working Capital Amount, the Effective Time Indebtedness, the Exchange Agreement Consideration, the aggregate amount of all Transaction Expenses and the resulting calculation of the Purchase Price.

(b)       Reasonable Access. Upon receipt of the Closing Schedule, the Stockholder Representative and its Representatives shall be given reasonable on-site access to or copies of (as Stockholder Representative shall request upon reasonable notice), for the purpose of verifying the Closing Schedule: (i) all of the books and records, financial statements, work papers, trial balances, and any other materials relating to the Closing Schedule (as determined by the Stockholder Representative, acting reasonably), and (ii) the Company’s and its Subsidiaries’ (including Island’s) personnel and accountants; provided, however, that (i) any such access or furnishing of information shall be conducted in such a manner as not to unreasonably interfere with or unreasonably disrupt the normal operations or conduct of the business of the Company or any of its Subsidiaries, (ii) the Company shall not be under any obligation to provide access or disclose any information the access or disclosure of which is restricted by applicable Law and (iii) the Stockholder Representative agrees and acknowledges that it shall, and cause its Representatives to, keep all information provided to Stockholder Representative or its Representatives, as applicable, confidential in (it being understood that those Representatives of the Stockholder Representative to whom such disclosure is made will be informed of the confidential nature of such confidential information and instructed to keep such confidential information confidential).

(c)       Protest Notice. Within forty-five (45) days following delivery of the Closing Schedule, the Stockholder Representative may deliver written notice (the “Protest Notice”) to the Company of any disagreement that the Stockholder Representative may have as to the Closing Schedule setting forth in reasonable detail the amount(s) in dispute. If the Stockholder Representative fails to deliver a Protest Notice on or before the date which is forty-five (45) days following delivery of the Closing Schedule, the Closing Schedule and each item set forth therein shall be final, binding and non-appealable. The Stockholder Representative shall be deemed to have agreed to any items set forth in the Closing Statement to the extent not objected to in the Protest Notice. The Stockholder Representative may not introduce new items for dispute after the expiration of such forty-five (45)-day period.

(d)       Resolution of Protest. If a Protest Notice is timely delivered in accordance with Section 3(c), the Stockholder Representative and Company shall promptly endeavor in good faith to resolve any disagreement as to the Closing Schedule. If the Company and the Stockholder Representative are unable to resolve in writing any disagreement as to the Closing Schedule within thirty (30) days following Company’s receipt of the Protest Notice, then the dispute will be promptly referred to Grant Thornton, LLP (the “Accountants”) for final determination, which the Accountants shall be instructed to make within thirty (30) days after the matter is submitted to them, and which determination shall be final, binding and non-appealable. The Accountants shall act as an expert (and not an arbitrator) to determine, based solely on written presentations and submissions by the Company and the Stockholder Representative (which presentations and submissions shall be made to the Accountants no later than fifteen (15) days after the engagement of the Accountants), and not by independent review, only those amounts still in dispute, in each case, in accordance with the applicable definitions set forth herein. The Accountants shall pick the position of either the Company or the Stockholder Representative for each item in dispute. The Company and the Stockholder Representative agree to execute, if requested by the Accountants, a reasonable engagement letter. The fees and expenses of the Accountants shall be allocated between Company, on the one hand, and the Stockholders, on the other hand (pro rata in accordance with their Holder Percentages), so that the Stockholders’ aggregate share of such fees and expenses shall be equal to the product of (i) the aggregate amount of such fees and expenses, and (ii) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Stockholder Representative (as determined by the Accountant) and the denominator of which is the total amount in dispute submitted to arbitration. Payment of the Stockholders’ obligation with respect to such fees shall be paid by offset against the outstanding principal amount due and payable pursuant to the Merger Notes consistent with Section 3(f)(i). The balance of such fees and expenses shall be paid by the Company. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that the intent of the Parties is to determine the items to be set forth in the Closing Schedule in accordance with Section 3(a), and not to permit the use or introduction of any other accounting principles, practices, policies, procedures, conventions, classifications, estimation techniques, judgments or methodologies.

(e)       The term “Final Closing Schedule,” as used in this Agreement, shall mean the Closing Schedule if deemed final in accordance with Section 3(c) or the definitive Final Closing Schedule agreed to in writing by the Stockholder Representative and Company or resulting from the determinations made by the Accountants in accordance with Section 3(d).

(f)       Payment. If there is a difference of $100,000 or more between the Purchase Price determined in the Final Closing Schedule and the Estimated Purchase Price (any such difference being the “Adjustment Amount”), then within five (5) days after the determination of the Final Closing Schedule:

(i)       If the Estimated Purchase Price is greater than such Purchase Price, the Company shall reduce the aggregate principal amount due and payable pursuant to the Merger Notes (or portions thereof) received by the Stockholders as part of the Aggregate Merger Consideration by an aggregate amount equal to the Adjustment Amount.

(ii)       Any Merger Notes that are to be adjusted pursuant to Section 3(f)(i) shall be automatically adjusted without the need for any further action by the Company, the Stockholders or any other Person. The Board of Directors of the Company shall update the book and records of the Company to reflect any cancellations or issuances pursuant to this Section 3(f).

(g)       Power of Attorney. Each Stockholder hereby grants the Company such Stockholder’s perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary and/or desirable for the Company to offset amounts under and/or cancel the Merger Notes pursuant to the terms and conditions of Section 3(f)(i). The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Stockholder and shall extend to such Stockholder’s heirs, successors, assigns and personal representatives. Pursuant to such power of attorney, the Company shall have the right to execute any and all agreements, documents, certificates and other instruments related to the offset of amounts owing under and the cancellation of the Merger Notes pursuant to the terms and conditions of Section 3(f)(i) on behalf of such Stockholder. Without limiting the generality of the foregoing, the Company may offset amounts owing under and/or cancel the Merger Notes of any Stockholder (pursuant to the terms and conditions of Section 3(f)(i)) through cancellation, modification, re-issuance or other action necessary and/or desirable by the Company of any Stockholder’s electronic stock certificate(s) through an electronic equity management and/or transfer agent (including, without limitation, CARTA).

(h)       Navy LOC. The Parties acknowledge and agree that the Purchase Price will be reduced by the Navy LOC Consideration Amount as of the Closing Date, and that the Navy LOC will be administered in accordance with the terms and conditions set forth in Exhibit C attached hereto. In partial consideration for the Navy LOC Note Holders providing the Navy LOC, at the Closing the Company shall issue 500,000 Merger Warrants to the Navy LOC Note Holders on a pro rata basis (in accordance with their respective funding of the Navy LOC). At the maturity date under the Navy LOC and subject to the approval of the CSE to the proposed Closing Date VWAP (as such term is defined below)the Company shall issue (i) Navy LOC Securities with an aggregate value (based on the VWAP of the Subordinate Voting Shares as of Business Day prior to the Closing Date (the “Closing Date VWAP”), and the principal amount of the applicable Merger Notes) equal to the Navy LOC Consideration Amount multiplied by the percentage obtained by dividing the aggregate amounts that remain payable by Island as of such date under the Navy LOC by the Navy LOC Maximum Principal Amount to the Navy LOC Note Holders on a pro rata basis (in accordance with their respective funding of the Navy LOC), and (ii) any remaining Navy LOC Securities to certain Island Securityholders in accordance with the Exchange Agreement. If the CSE does not provide its approval for the Closing Date VWAP, the Company shall issue the Navy LOC Securities on the Closing Date (based on the VWAP of the Subordinate Voting Shares as of the Closing Date) which Navy LOC Securities shall be deposited with an escrow agent and released from escrow on the maturity date on terms to be determined by the Company and the Navy LOC Note Holders in accordance with the allocations set out above.

Section 4. Representations and Warranties of Island. Island represents and warrants to the Company that, subject to the exceptions disclosed in writing in the corresponding section of the disclosure schedule provided by Island to the Company (the “Island Disclosure Schedule”), the statements contained in this Section 4 are correct and complete as of the date hereof and as of the Closing.

(a)       Organization. Each Island Entity has been duly formed, is validly existing and is in good standing under the Laws of the state of its incorporation or organization.

(b)       Authorization of Transaction. Each Island Entity has full power and authority to execute and deliver this Agreement and the Ancillary Documents, in each case to which such Island Entity is a party, and to perform its obligations hereunder and thereunder. The execution and delivery by each Island Entity of this Agreement and the Ancillary Documents, in each case to which it is a party, and the consummation of the transactions contemplated hereby and thereby to be consummated by such Island Entity have been duly authorized by such Island Entity. The Board of Directors of Island has unanimously (i) determined that the Merger is advisable and fair and in the best interests of Island and its stockholders, (ii) approved the execution, delivery and performance of this Agreement by Island and (iii) recommended the adoption and approval of this Agreement by the holders of Island Capital Stock (collectively, the “Island Recommendation”). Each Island Entity has duly executed and delivered this Agreement and the Ancillary Documents, in each case to which such Island Entity is a party, and each of which constitutes (assuming the due authorization and valid execution and delivery by the other parties thereto) the valid and legally binding obligation of such Island Entity, enforceable against such Island Entity in accordance with their respective terms and conditions, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(c)       Non-contravention. Neither the execution and delivery by any Island Entity of this Agreement and the Ancillary Documents, in each case to which such Island Entity is a party, nor the consummation of the transactions contemplated hereby or thereby to be consummated by such Island Entity, will: (i)  violate or conflict with or result in a violation or breach of any provision of any Law or Governmental Order to which any Island Entity is subject; (ii) violate or conflict with any provision of such Island Entity’s Organizational Documents; or (iii) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice under any Contract to which any Island Entity is a party or by which it is bound or to which any of its assets is subject.

(d)       Government Consents. Other than as set forth on in Section 4(d) of the Island Disclosure Schedule, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of any Island Entity is required in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Document.

(e)       Capitalization; Subsidiaries.

(i)       The authorized interests and the issued and outstanding equity securities of Island are as set forth in Section 4(e)(i) of the Island Disclosure Schedule. The Island Capital Stock constitute the only equity interests of Island, and such equity interests have been duly authorized and are validly issued and fully paid, and are nonassessable.

(ii)       The issued and outstanding options to acquire Island Common Stock (the “Island Options”) on a grant-by-grant basis (together with the holder thereof, the number of shares of Island Common Stock subject thereto, the range of the exercise prices) are as set forth in Section 4(e)(ii) of the Island Disclosure Schedule. Island has made available to the Company correct and complete copies of each of the award agreements pursuant to which Island Options have been granted and any other documents related to the grant of Island Options.

(iii)       The issued and outstanding Island Series A Preferred Warrants on a grant-by-grant basis (together with the Island Warrantholder thereof, the number of shares and class of Island Capital Stock subject thereto, the grant date, the exercise price thereof, the vesting schedule and current vesting status) are as set forth in Section 4(e)(iii) of the Island Disclosure Schedule. Island has made available to the Company correct and complete copies of each of the Island Series A Preferred Warrants that have been granted and any other documents related to the grant of the Island Series A Preferred Warrants.

(iv)       The issued and outstanding Island Big Sur Warrants on a grant-by-grant basis (together with the Island Warrantholder thereof, the number of shares and class of Island Capital Stock subject thereto, the grant date, the exercise price thereof, the vesting schedule and current vesting status) are as set forth in Section 4(e)(iv) of the Island Disclosure Schedule. Island has made available to the Company correct and complete copies of each of the Island Big Sur Warrants that have been granted and any other documents related to the grant of the Island Big Sur Warrants.

(v)       The issued and outstanding Island CSW Warrants on a grant-by-grant basis (together with the Island Warrantholder thereof, the number of shares and class of Island Capital Stock subject thereto, the grant date, the exercise price thereof, the vesting schedule and current vesting status) are as set forth in Section 4(e)(v) of the Island Disclosure Schedule. Island has made available to the Company correct and complete copies of each of the Island CSW Warrants that have been granted and any other documents related to the grant of the Island CSW Warrants.

(vi)       The outstanding Convertible Promissory Notes on a lender-by-lender basis (together with the lender/investor thereof, the current principal balance thereon, the maturity date thereof, and the number of shares and class of Island Capital Stock convertible thereto, and the designation of Convertible Promissory Notes of Committed Capital or Convertible Promissory Notes of Second Balance) are as set forth in Section 4(e)(vi) of the Island Disclosure Schedule. Island has made available to the Company correct and complete copies of each of the Convertible Promissory Notes that have been issued and any other documents related to the Convertible Promissory Notes (including, without limitation, Convertible Promissory Note Purchase Agreement and the Convertible Promissory Note Security Agreement).

(vii)       The outstanding Big Sur Promissory Notes on a lender-by-lender basis (together with the lender/investor thereof, the current principal balance thereon, the maturity date thereof) are as set forth in Section 4(e)(vii) of the Island Disclosure Schedule. Island has made available to the Company correct and complete copies of each of the Big Sur Promissory Notes that have been issued and any other documents related to the Big Sur Promissory Notes (including, without limitation, the Big Sur Promissory Note Purchase Agreement).

(viii)       Except for the Island Options, the Island Warrants and the Convertible Promissory Notes, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which any Island Entity is or may become obligated to issue or sell, or give any Person a right to subscribe for or acquire, or in any way dispose of, any shares of equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of equity interests, of such Island Entity, and no securities or obligations evidencing such rights are authorized, issued or outstanding. As of immediately prior to the Effective Time, (and with respect to the Convertible Promissory Notes, taking into account and giving effect to the Closing) there will be no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which any Island Entity is or may become obligated to issue or sell, or give any Person a right to subscribe for or acquire, or in any way dispose of, any shares of equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of equity interests, of such Island Entity, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(ix)       Island has good and marketable title to the equity interests of the Island Subsidiaries, free and clear of all Liens other than restrictions on transfer imposed by applicable securities Laws, which equity interests constitute all of the issued and outstanding equity securities in the Island Subsidiaries. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which any Island Subsidiary is or may become obligated to issue or sell, or give any Person a right to subscribe for or acquire, or in any way dispose of, any shares of equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of equity interests, of such Island Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than the Island Subsidiaries, Island does not directly or indirectly own any equity interests of any other Person.

(x)       Except for the Big Sur Promissory Notes (with respect to Island) and Convertible Promissory Notes (with respect to Island), no Island Entity has any Liability or obligation with respect to any Indebtedness. As of immediately prior to the Effective Time, except for any outstanding Convertible Promissory Notes (with respect to Island) and any outstanding Big Sur Promissory Notes (with respect to Island), no Island Entity will have any Liability or obligation with respect to any Indebtedness.

(f)       Legal Compliance.

(i)       Except as set forth in Section 4(f) of the Island Disclosure Schedule, each Island Entity and each of their respective predecessors and Affiliates has complied with and is in compliance in all material respects with all applicable Laws, and no Action has been filed or commenced against any of them alleging any failure to so comply.

(ii)       Each Island Entity owns all material licenses, permits, franchises, and other governmental authorizations (“Permits”) that are necessary for the operation of its respective business as presently conducted. Such Permits were validly applied for and issued, and no Island Entity has received any notice that any Governmental Authority intends to cancel, terminate, suspend or not renew any such Permit.

(g)       Cannabis Licenses.

(i)       The Island Entities own the cannabis Permits set forth in Section 4(g) of the Island Disclosure Schedule (the “Island Cannabis Licenses”). Such Island Cannabis Licenses were validly applied for and issued, and all fees and charges with respect to such Island Cannabis Licenses have been paid in full. No Island Entity has received any notice that any Governmental Authority intends to cancel, terminate, suspend or not renew any Island Cannabis License (including any intent to not convert any Island Cannabis License to an, or otherwise issue the corresponding, annual license). To the Knowledge of Island, no other Permits relating the Island Entities’ cannabis licensure (other than the Island Cannabis Licenses) are required for the Island Entities to continue to conduct its business substantially as currently conducted. To the Knowledge of Island, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in (A) the revocation, suspension, lapse or limitation of any Island Cannabis License or (B) any Island Material Adverse Effect with respect to the Island Cannabis Licenses.

(ii)       With respect to each Island Cannabis License, to the Knowledge of Island, all representation, warranties, statements and other information that is contained in any currently pending or previously approved application or related documents with respect to any such Island Cannabis Licenses was (at the time made) and is true and correct.

(h)       Litigation. Except as set forth on in Section 4(h)(i) of the Island Disclosure Schedule, no Island Entity is currently (i) subject to any outstanding Governmental Order, or (ii) a party, or to the Knowledge of Island has been threatened to be made a party, to any Action. Except as set forth on in Section 4(h)(ii) of the Island Disclosure Schedule, there are not, and have not been since January 1, 2019, any Actions pending or, to the Knowledge of Island, threatened, against or by any Island Entity or any of the Island Entity’s managers, directors, officers or employees in their capacity as such, relating to or affecting any Island Entity or its business.

(i)       Properties. Each Island Entity has legal title to all of the properties and assets it purports to own, whether real, personal, tangible or intangible, free and clear of all Liens (except Permitted Liens). To the Knowledge of Island, all material items of machinery, equipment, and other tangible assets of each Island Entity and other improvements located on the Real Property (including, without limitation, all greenhouse and other agricultural facilities, all irrigation systems, boilers, steam systems, odor mitigation systems, exhaust fans, lighting systems, dehumidifier components, hoops, heaters, environmental control equipment, water tanks, water pipes, pumps and conduits, machine folders, capper folders, cone fillers and folders, vape pod fillers, A.I.R. folders, scales folders, and flower line equipment) are in operational condition, normal wear and tear excepted, have been regularly and properly serviced and maintained in a manner that, to the Knowledge of Island, would not void or limit the coverage of any warranty thereon, other than items currently under, or scheduled for, repair or construction, and are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used. The properties and assets of the Island Entities are sufficient for the continued conduct of the business of the Island Entities after the Closing in the same manner as conducted immediately prior to the Closing and constitute all of the rights, property and assets necessary to conduct such business as currently conducted.

(j)       Bank Accounts. Section 4(j) of the Island Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which each Island Entity maintains accounts of any nature, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(k)       Intellectual Property.

(i)        Section 4(k)(i) of the Island Disclosure Schedule contains a complete and correct list of all active registrations of, and all pending applications to register any, Intellectual Property rights owned in whole or in part by any of the Island Entities (“Island Intellectual Property Rights”). Such Island Intellectual Property Rights are duly registered in the name of the Island Entity set forth next to such Island Intellectual Property Rights in Section 4(k)(i) of the Island Disclosure Schedule and not subject to any pending cancellation, interference, reissue, or reexamination proceeding.

(ii)       Section 4(k)(ii) of the Island Disclosure Schedule sets forth a complete list of all licenses, sublicenses and other agreements or permissions in excess of $5,000 used in the conduct of the business under which any of the Island Entities is a licensee or otherwise is authorized to use any Intellectual Property rights other than the Island Intellectual Property Rights, except for shrink-wrap licenses, other licenses for off-the-shelf software (such Intellectual Property rights, “Licensed Intellectual Property Rights;” such licenses, sublicenses, agreements or permissions, together with all amendments, modifications and supplements thereto, “IP Licenses”). Island has delivered or made available to the Company true and complete copies of such IP Licenses. No Island Entity is in material breach of or in material default (whether with or without the giving of notice, passage of time or both) under any IP Licenses or in respect of any Licensed Intellectual Property Rights, and, to the Knowledge of Island, no counterparty to any IP License is in material breach or material default (whether with or without the giving of notice, passage of time or both) under or in respect of any such IP License or Licensed Intellectual Property Rights.

(iii)       The Island Intellectual Property Rights are exclusively owned by the Island Entities, free and clear of all Liens (other than Permitted Liens).

(iv)       Except as set forth in Section 4(k)(iv) of the Island Disclosure Schedule, each of the Island Entities currently hold all required licenses to use any third party software used in the conduct of its business and are in compliance in all material respects with the requirements thereof, and such licenses will remain in full force and effect in accordance with their terms immediately following the Closing. No Island Entity has used, modified or distributed any off-the-shelf software in a manner that requires that such software (or software incorporated into, derived from or distributed with such off-the-shelf software) be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributed at no charge. Each Island Entity is in possession of both the executable object code versions and source code for all software they purport to own, and such software conforms to, and functions in accordance with applicable operating manuals, user manuals, training materials, formal specifications, and formal compatibility and configuration instructions relating to such software.

(v)       Except as set forth in Section 4(k)(v) of the Island Disclosure Schedule, no Island Entity has received any written communication in the last two (2) years alleging that any Island Entity has infringed or misappropriated any Intellectual Property rights of any Person. The products and services of each of the Island Entities, as currently provided by such Island Entity, do not infringe or misappropriate any Intellectual Property right owned by any Person. To Island’s Knowledge, no Person is infringing upon or violating any of the Island Intellectual Property Rights. In the last two (2) years, no Island Entity has sent any notice to or asserted or threatened in writing any action or claim against any Person involving or relating to any infringement or misappropriation of material Island Intellectual Property Rights.

(vi)        The computer software hardware, networks, peripherals and other information technology systems and services, including any outsourced systems and processes, that are used by or for any of the Island Entities (the “Island IT Systems”) are sufficient in all material respects for the operation of such Island Entity’s business as currently conducted. To Island’s Knowledge, there have been no unauthorized intrusions, failures, breakdowns, continued substandard performance, or other adverse events affecting any Island IT Systems that have caused any substantial disruption of or interruption in or to the use of such Island IT Systems. The Island Entities have in place commercially reasonable disaster recovery and backup plans provided via Google Cloud and Microsoft Cloud servers, and complies with such plans and there have not been any material outages or malfunctions of the Island IT Systems that have significantly disrupted the conduct of any of the Island Entities’ business.

(vii)       The Island Entities do not collect personally identifiable information (“PII”). The Island Entities’ data, privacy and security practices conform (A) to all of the Privacy Commitments and privacy Laws, and (B) to Contracts to which any Island Entity is a party. The Island Entities have at all times when required by applicable Law or Contract requirements: (y) provided adequate notice and obtained any necessary consents from end users required for the processing of personal data as conducted by or for any Island Entity and (z) abided by any privacy choices (including opt-out preferences) of end users relating to personal data (such obligations along with those contained in the Island Entities’ respective privacy policies, collectively, “Privacy Commitments”). None of (1) the execution, delivery and performance of this Agreement or (2) the use by the Company of any of any of the Island Entities’ databases or data or other information relating to any Island Entity’s customers in the same manner in which they are currently used by such Island Entity will cause, constitute, or result in a breach or violation of any privacy Laws or Privacy Commitments, any Contracts to which any Island Entity is a party or standard terms of service entered into by users of any Island Entity’s websites and applications.

(viii)       To the Knowledge of Island, no breach, security incident or violation of any data security policy in relation to any Island Entity’s data has occurred or, to the Knowledge of Island, is threatened, and there has been no unauthorized or illegal processing of any such data. No circumstance has arisen in which: (A) privacy Laws would require any Island Entity to notify a Governmental Authority of a data security breach or security incident or (B) applicable guidance or codes of practice promulgated under privacy Laws would recommend any Island Entity to notify a Governmental Authority of a data security breach.

(l)       Employee Benefits.

(i)       Section 4(l) of the Island Disclosure Schedule sets forth a complete and accurate list of all Benefit Plans in each case in effect on the date hereof.

(ii)       Island has made available to the Company the following documents with respect to each Benefit Plan, as applicable: (A) the governing plan document, including all amendments thereto, and all related trust documents and funding instruments, including any group contracts and insurance policies, (B) a written summary of the material terms of any Benefit Plan that is not set forth in a written document, and (C) the most recent summary plan description together with any summary or summaries of material modifications thereto.

(iii)       Each Benefit Plan has been maintained and operated in all material respects in accordance with its terms and in accordance with applicable Law. All contributions, reserves or premium payments (including all employer contributions and employee salary reduction contributions) that are due and payable as of the date hereof have been made to or paid on behalf of each Benefit Plan in all material respects.

(iv)       No Benefit Plan is under an audit or investigation by the IRS, the U.S. Department of Labor or any other Governmental Authority.

(v)       Except as set forth in Section 4(l)(v) of the Island Disclosure Schedule, neither any Island Entity nor any ERISA Affiliate sponsors, maintains or contributes to any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(vi)       Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS, or with respect to a pre-approved plan, the applicable Island Entity can rely on an opinion letter from the IRS to the pre-approved plan sponsor, to the effect that such Benefit Plan is so qualified and that the Benefit Plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Island’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in the loss of the qualification of such Benefit Plan.

(vii)       Except as required by applicable Law, none of the Benefit Plans obligates any Island Entity to pay any material separation, severance, termination or similar benefits solely as a result of the Closing.

(viii)       Section 4(n)(vii) of the Island Disclosure Schedule lists each Person who Island reasonably believes is, with respect to Island and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder). Prior to the Closing, Island has submitted to its shareholders (“280G Shareholders”) for approval (in a manner reasonably satisfactory to the Company), by such number of holders of securities as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”), such that such payments and benefits shall not be deemed to be Section 280G Payments. At least five Business Days prior to the Closing, Island has delivered to the Company notification and documentation reasonably satisfactory to the Company (the “280G Certificate”) that either (A) a vote of the 280G Shareholders was solicited in conformance with Code Section 280G and the regulations promulgated thereunder and the requisite 280G Shareholder approval was obtained with respect to any payments and/or benefits that were subject to the 280G Shareholder vote (the “280G Shareholder Approval”), (B) that the 280G Shareholder Approval was solicited but was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits which were executed by the affected Code Section 280G disqualified individuals prior to the vote of the 280G Shareholders entitled to vote on this matter or (C) no Person is eligible to receive Section 280G Payments in connection with the Transaction. With respect to the foregoing, Island has provided copies of all documents, waivers, “parachute payment” calculations and other relevant documents to the Company for review prior to obtaining such waivers or soliciting any 280G Shareholder vote and included in such waivers and documents any reasonable comments proposed by the Company. Island and its Affiliates have no obligation to gross-up or provide additional compensation to any Person for any Taxes imposed as a result of Code Section 409A, 280G or 4999.

(m)       Employment Matters.

(i)       Section 4(m)(i) of the Island Disclosure Schedule contains a list of all Employees as of the date hereof and sets forth for each such individual the following as of the date hereof: (A) name; (B) title or position (including whether full or part time); (C) hire date; (D) current annual base compensation rate; (E) commission, bonus or other incentive-based compensation; (F) a description of any material fringe benefits provided to each such individual; and (G) name of the Island Entity such Employee is engaged with or under.

(ii)       Section 4(m)(ii) of the Island Disclosure Schedule lists: (A) each employment agreement to which each Island Entity is a party including a designation if such agreement cannot be terminated by such Island Entity without any obligation to pay severance or provide advance notice and (B) all other agreements that entitle any employee to compensation, severance, or other consideration as a result of the acquisition by any Person of control of Island.

(iii)       Except as set forth on Section 4(m)(iii) of the Island Disclosure Schedule, no Island Entity is a party to or bound by a collective bargaining agreement with respect to the Employees and the Employees have not made any proposals regarding the terms of any collective bargaining agreement.

(iv)       There is no unfair labor practice charge or complaint against any Island Entity pending, or to Island’s Knowledge, threatened in writing before the applicable Governmental Authority.

(v)       There are no strikes, lockouts, slowdowns or work stoppages pending or, to Island’s Knowledge, threatened with respect to the Employees. To Island’s Knowledge, there are no union organization efforts with respect to the Employees or attempts by any union to represent Employees as a collective bargaining agent.

(vi)       There are no Actions pending or, to Island’s Knowledge, threatened in writing involving any Employee or group of Employees. Except as set forth on Section 4(m)(vi) of the Island Disclosure Schedule, there are no written threats, charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority against any Island Entity pertaining to any employee.

(vii)       During the past three (3) years, no Island Entity has effectuated: (A) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law) affecting the Real Property or (B) a “mass layoff” (as defined in the WARN Act, or any similar state or local Law) affecting the Real Property.

(viii)       Except as set forth on Section 4(m)(viii) of the Island Disclosure Schedule, each Island Entity is in compliance in all material respects with Laws regarding employment and employment practices, including all applicable Laws relating to wages, hours, paid sick leave, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes.

(n)       Contracts. Section 4(n) of the Island Disclosure Schedule sets forth a list of all Contracts to which any Island Entity is a party as of the date hereof or by which any Island Entity or any Island Entity’s assets or properties are otherwise bound (the “Island Contracts”), including:

(i)       any Contract for capital expenditures or for the purchase of goods or services involving actual payments in excess of $50,000;

(ii)       any Contract concerning a partnership or joint venture;

(iii)       any Contract under which any Island Entity has incurred Indebtedness in excess of $50,000;

(iv)       any Contract that prohibits any Island Entity from engaging in competition or otherwise limits the freedom of any Island Entity to engage or participate, or compete with any other Person, in any line of business, market or geographic area;

(v)        any Contract related to the acquisition of a business, material portions of assets or equity of any other Person;

(vi)       any Contract involving the obligation of any Island Entity to purchase more than $50,000 annually in products, materials, supplies, goods, equipment, other assets or services;

(vii)       any Contract involving the obligation of any Island Entity to sell products or services pursuant to which the aggregate payments to become due to any Island Entity exceed $50,000 annually;

(viii)       any Contract with distributors;

(ix)       any Contract that requires any Island Entity to purchase their total requirements of any product or service from a third party;

(x)       any Contract providing for any Island Entity to be the exclusive provider of any product or service to any Person;

(xi)       any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of any Island Entity, including any agreements which contain a “most favored nation” provision;

(xii)       any mortgage, pledge or security agreement or similar arrangement constituting an Lien upon the assets or properties of any Island Entity;

(xiii)       any Contract between any Island Entity, on the one hand, and any equity holder or officer or director of any Island Entity, on the other hand;

(xiv)       any lease or similar agreement under which: (A) any Island Entity is the lessee of, or holds or uses, any machinery, equipment, vehicles or other tangible personal property owned by any third party for an annual rent in excess of $10,000 or (B) any Island Entity is the lessor of, or makes available for use by any third party, any tangible personal property owned by it;

(xv)       any Contract under which any Island Entity has advanced or loaned any other Person any amounts;

(xvi)       any Contract the primary purpose of which is to require any Island Entity to indemnify or hold harmless any Person;

(xvii)       any Contract with any Governmental Authority;

(xviii)       any Contract involving the settlement of any Action which will involve payments of consideration in excess of $20,000 or any equitable remedies or restrictions;

(xix)       any Lease;

(xx)       any Contract with Material Suppliers; and

(xxi)       any Contract appointing any agent to act on behalf of any Island Entity or any power of attorney.

All Island Contracts are in full force and effect against the applicable Island Entity and, to Island’s Knowledge, each other party thereto, in each case in accordance with the express terms thereof. To the Knowledge of Island, there does not exist under any Island Contract any material violation, breach or event of default, or alleged material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of the applicable Island Entity. Neither the applicable Island Entity nor, to the Knowledge of Island, any party to any Island Contract has repudiated any provision of any such Island Contract. No Island Entity has received written notice that any party to an Island Contract intends to cancel or terminate such Island Contract.

(o)       Real Property.

(i)       No Island Entity owns, or has ever owned, any real property.

(ii)       Section 4(o)(ii) of the Island Disclosure Schedule sets forth a correct and complete list of all real property that is leased and/or subleased (“Real Property”) by any of the Island Entities , including security deposits, reserves or prepaid rents paid in connection therewith, the location thereof. Island has made available to the Company correct and complete copies of each of the leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any Island Entity occupies and/or uses any Real Property (the “Leases”). Island has delivered to the Company a true and complete copy of each Lease, including modifications, amendments and supplements thereto and waivers thereunder. No Island Entity has given or received any written notice of default under any Lease where such default remains outstanding as of the date of this Agreement.

(iii)       Except as set forth on Section 4(o)(iii) of the Island Disclosure Schedule, no Island Entity has subleased any Real Property.

(iv)       Except for the Leases and any rights under any Permitted Liens, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy the Real Property, or any portion thereof.

(v)       Except as set forth on Section 4(o)(v) of the Island Disclosure Schedule, the occupancy, use and operation of the Real Property by the applicable Island Entity for the operation of its respective business as it is currently operated, complies in all material respects with all applicable Law and Permits.

(vi)       There are no material pending or to the Knowledge of Island, threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Real Property.

(vii)       The improvements constructed on the Real Property, including, without limitation, all leasehold improvements, owned or leased by any of the Island Entities at the Real Property, are: (A) in satisfactory operating condition, subject to ordinary wear and tear, (B) sufficient for the operation of the business of the applicable Island Entities in substantially the same manner as currently conducted and (C) in material conformity with Law.

(viii)       No notice of default or termination by any Island Entity under any Lease is outstanding or, to the Knowledge of Island, threatened. To Island’s Knowledge, each Lease is in full force and effect with respect to each other party thereto, in accordance with the express terms thereof. During the past three (3) years, no Island Entity has received any written notice that it is in violation of any zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other Law relating to the Real Property. During the past three (3) years, no Island Entity has received any written notice of, and, to Island’s Knowledge, there is no, pending, threatened or contemplated condemnation proceeding affecting any the Real Property or of any sale or other disposition of any of the Real Property in lieu of condemnation.

(p)       Taxes.

(i)       Each Island Entity has timely and duly filed (taking into account any valid extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. All Taxes of each Island Entity that have accrued or become due for all Pre-Closing Tax Periods (whether or not shown on such Tax Returns) have been fully paid. Except as set forth in Section 4(p)(i) of the Island Disclosure Schedule, no Island Entity is currently the beneficiary of any extension of time within which to file any Tax Return.

(ii)       The unpaid Taxes of each Island Entity did not, as of the date of the Island Most Recent Balance Sheet, exceed the accrued Tax liability (other than any accrued amount for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Island Most Recent Balance Sheet (rather than in any notes thereto), and will not exceed that accrued amount as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Island Entity.

(iii)       Each Island Entity has withheld and properly paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and has complied with all information reporting and backup withholding provisions of applicable Law.

(iv)       Section 4(p)(iv) of the Island Disclosure Schedule contains a complete list of all audits, examinations and investigations with respect to Taxes or Tax Returns of any Island Entity that has been audited during the past three (3) years or that are currently under audit and a complete description of any and all deficiencies or other amounts that were paid or are currently being contested.

(v)       Except as provided in Section 4(p)(v) of the Island Disclosure Schedule, there is no dispute or claim concerning Taxes of any Island Entity either claimed or raised by any Governmental Authority in writing or as to which Island has Knowledge; and, except as described in Section 4(p)(v) of the Island Disclosure Schedule, Island has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the assessment or payment of Taxes.

(vi)       No Island Entity (A) has been a member of an affiliated group filing a consolidated federal income Tax Return and (B) has any liability for Taxes of any Person under Treasury Regulations section 1.1502-6 or any similar Tax Law or as a transferee or successor.

(vii)       There is no Lien on any of the assets of any of the Island Entities (other than for Taxes not yet delinquent) that arose in connection with any failure (or alleged failure) to pay any Tax.

(viii)       No Island Entity is now, ever has been, a party to a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(ix)       No Island Entity is a party to or is bound by any agreement the principal purposes of which is to allocate or share liability for Taxes between among any Island Entity, on the one hand, and other Persons, on the other hand.

(x)       No Island Entity has been a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(xi)       No Island Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, including under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (C) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (D) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) to the extent relating to a transaction, relationship, or event existing or occurring on or before the Closing; (E) installment or open transaction disposition made on or prior to the Closing Date; (F) prepaid amount received on or prior to the Closing Date; or (G) election under Section 108(i) or 965(h) of the Code made before the Closing.

(xii)       Each Island Entity has complied in all material respects with all applicable Laws relating to sales, use, goods and services, value added or other similar Taxes, and all sales, use, goods and services, value added or other similar Taxes that are required to be collected and remitted with respect to such Island Entity have been collected and remitted, or the Island Entity has received and maintains duly executed certificates of exemption which are sufficient to establish that no such Taxes are due.

(xiii)       All related party transactions involving any Island Entity are at arm’s length in compliance with Code Section 482 and the U.S. Treasury Regulations promulgated thereunder and any comparable provision of any state local or foreign Tax Law.

(xiv)       No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Island Entity.

(xv)       There is no limitation on the utilization by Island of its net operating losses, built-in losses, Tax credits or similar items under Sections 382, 383 or 384 of the Code, the separate return limitation year rules or comparable provisions of foreign state or local Law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

(q)       Environmental Matters. Except for such matters as would not reasonably be expected to be materially adverse:

(i)       Each Island Entity is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Island Entities as currently conducted.

(ii)       Neither Island nor any of the other Island Entities has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any current or former Real Property leased or operated by it that is: (A) currently subject to any investigation, remediation, or monitoring; or (B) reasonably likely to result in liability to any of the Island Entities, in either case of (A) or (B) under any applicable Environmental Laws.

(iii)       Neither Island nor any of the other Island Entities has: (A) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Property; or (B) exposed any Employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(iv)       Neither Island nor any of the other Island Entities has received written notice of and there is no Action pending, or to the Knowledge of Island, threatened against Island or any of the other Island Entities, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Notwithstanding the above, Section 4(a)(iv) of the Island Disclosure Schedule sets forth a corrective action in Monterey County.

(v)       Section 4(q)(v) of the Island Disclosure Schedule contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by any of the Island Entities or, to the Knowledge of Island, otherwise located at any Real Property owned or leased by any of the Island Entities.

(r)       Related Party Transactions. Except: (i) for this Agreement and the Ancillary Documents and the transactions contemplated hereby or thereby, (ii) as set forth in Section 4(r) of the Island Disclosure Schedule, and (iii) for any employment agreements or other compensation arrangements, neither any shareholder or member of any Island Entity nor any Affiliate thereof is (i) a party to any Island Contract or other material business arrangement with any Island Entity and (ii) owns any direct or indirect interest of any kind in, or controls or has controlled, or is a manager, officer, director, shareholder, member or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, vendor, customer, landlord, tenant, creditor or debtor of any Island Entity.

(s)       Insurance. Island has made available to the Company all of the material insurance policies or binders for which any Island Entity is a policyholder (“Insurance Policies”). All Insurance Policies are in full force and effect in accordance with their terms and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid when due. To the Knowledge of Island, no material default exists with respect to the obligations of any Island Entity under any such Insurance Policies.

(t)       Suppliers. Section 4(t) of the Island Disclosure Schedule sets forth a list of the twenty (20) largest suppliers (“Material Suppliers”) of the Island Entities, as measured by the dollar volume of purchases from such suppliers by any of the Island Entities, in the aggregate, during each of the twelve (12) month period ended December 31, 2021 and the amount of payments made by the Island Entities to each such supplier during each such period. To the Knowledge of Island, no Material Supplier intends to cancel or materially change the terms of any Contract with any Island Entity, or its provision of goods or services to the applicable Island Entities to the detriment thereof in the future.

(u)       Inventory. All inventory (whether raw materials, work-in-process or finished goods, and including, without limitation, any cannabis plants, harvested cannabis product, processed cannabis product, or cannabis product finished goods) of the Island Entities, whether or not reflected in the Island Most Recent Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All inventory is owned by the applicable Island Entity free and clear of all Liens other than Permitted Liens and no Inventory is held on a consignment basis.

(v)       Financial Statements. The Island Most Recent Financial Statements have been prepared in accordance with GAAP. The Island Most Recent Financial Statements are based on the books and records of the Island Entities and fairly present in all material respects the combined financial condition and results of operations, as applicable, of the Island Entities as of the date such financial statements were prepared. No Island Entity has any material Liabilities except (i) those which are adequately reflected or reserved against in the Island Most Recent Balance Sheet, (ii) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Island Most Recent Balance Sheet and (iii) liabilities incurred in the ordinary course of business under any Contract entered into by any Island Entity (but excluding, for the avoidance of doubt, any breach of any such Contract).

(w)       Absence of Material Adverse Effect. Since the date of the Island Most Recent Balance Sheet, there has not been or occurred an Island Material Adverse Effect or any occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect.

Brokers’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of any Island Entity.

(y)       Allocation of Consideration. The consideration payable hereunder and as reflected herein is consistent with Island’s Organizational Documents and other Contracts to which it is a party or otherwise bound.

(z)       Sufficiency of Diligence. Island acknowledges that: (i) it has completed to its reasonable satisfaction its own due diligence review with respect to the Buyer Parties and this Subsidiaries and it is entering into the transactions contemplated by this Agreement based on such investigation and, except for the specific representations and warranties made by the Buyer Parties in Section 5 hereof, it is not relying upon any representation or warranty of the Buyer Parties or any of their Affiliates or any officer, director, employee, agent or advisor, or any of them, nor upon the accuracy of any record, projection, forecast or statement made available or given to Island in the performance of such investigation, (ii) it has had access to its reasonable satisfaction to the Buyer Parties and their books and records, contracts, agreements and documents, and employees, agents and representatives, and (iii) with respect to any projection or forecast (of future revenues, future results of operations, future cash flows, future financial condition (or any component of any of the foregoing) or otherwise) delivered by or on behalf of the Company, that there are uncertainties inherent in attempting to make such projections and forecasts, and the accuracy and correctness of such projections and forecasts may be affected by information that may become available through discovery or otherwise after the date of such projections and forecasts, that no representations, warranties or statements (including by omission) of any kind are being made with respect to such projections or forecasts.

(aa) Exclusivity of Representations. The Buyer Parties are not making any representation or warrant of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in Section 5 and the Buyer Disclosure Schedule, and Island hereby disclaims any such other representations or warranties.

(bb) Investment Representations. The Island Securityholders do not presently have any contract, undertaking, agreement or arrangement with any person to sell, contribute, transfer or grant participations to such person or to any third person, with respect to any of the Subordinate Voting Shares. The Island Securityholders are persons or company outside of Canada and the acquisition of the Subordinate Voting Shares. is not part of a plan or scheme to avoid the prospectus requirements in connection with a distribution of such securities to a person or company in Canada. The Island Securityholders consent: (i) to the disclosure of certain information to the CSE as required to be included in Form 9 in connection with the Merger; and (ii) to the collection, use and disclosure of their information by the CSE in the manner and for the purposes described in Appendix A of Form 9 or as otherwise identified by the CSE, from time to time.

Section 5. Representations and Warranties of the Buyer Parties. Each Buyer Party represents and warrants to Island and the Stockholders, subject to the exceptions disclosed in writing in the corresponding section of the disclosure schedule provided by the Buyer Parties to Island (the “Buyer Disclosure Schedule”), that the statements contained in this Section 5 are correct and complete as of the date hereof and as of the Closing.

(a)       Organization. Such Buyer Party has been duly formed and is validly existing as a corporation in good standing under the Laws of the state of its incorporation or organization.

(b)       Authorization of Transaction. Such Buyer Party has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by such Buyer Party of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby to be consummated by such Buyer Party have been duly authorized by such Buyer Party. No other corporate action on the part of such Buyer Party is necessary to approve or adopt this Agreement or any Ancillary Document to which it is a party or to consummate the transactions contemplated hereby or thereby to be consummated by such Buyer Party. Such Buyer Party has duly executed and delivered this Agreement and the Ancillary Documents to which it is a party, each of which constitutes (assuming the due authorization and valid execution and delivery by the other parties thereto) the valid and legally binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with their respective terms and conditions, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(c)       Non-contravention. Neither the execution and delivery by such Buyer Party of this Agreement and the Ancillary Documents to which it is a party, nor the consummation of the transactions contemplated hereby or thereby to be consummated by such Buyer Party, will: (i) violate or conflict with or result in a violation or breach of any provision of any Law or Governmental Order to which such Buyer Party is subject; (ii) violate or conflict with any provision of the Organizational Documents of such Buyer Party; or (iii) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice under any Contract to which such Buyer Party is a party or by which it is bound or to which any of its assets is subject.

(d)       Capitalization; Issuance of Subordinate Voting Shares; Merger Sub.

(i)       The authorized capital of the Company consists of an unlimited number of Class A Subordinate Voting Shares and an unlimited number of Class C Multiple Voting Shares, of which, as of the date hereof, [592,644,240] Class A Subordinate Voting Shares are issued and outstanding and [1,276,208] Class C Multiple Voting Shares are issued and outstanding, all of which shares are validly issued as fully paid and non-assessable shares. No Person holds any securities convertible or exchangeable into securities of the Company or its Subsidiaries or has any agreement, warrant, option, right, or privilege (whether pre-emptive or contractual) being capable of becoming an agreement, warrant, option or right (whether or not conditional) for the purchase or any other acquisition of any unissued securities of the Company or its Subsidiaries except (A) options to purchase [54,606,030] Class A Subordinate Voting Shares held by directors, officers, employees and consultants of the Company, (B) listed warrants to purchase [10,468,850] Class A Subordinate Voting Shares, and (C) unlisted warrants to purchase [29,310,315] Class A Subordinate Voting Shares. None of the issued and outstanding shares of the Company’s capital stock were issued in violation of any agreement, arrangement or commitment to which the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(ii)       The Subordinate Voting Shares to be issued to the Island Securityholders pursuant to this Agreement (including any Subordinate Voting Shares issuable upon exercise of the Merger Warrants), when issued and delivered in accordance with the terms hereof (and the Merger Warrants, as applicable), shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable securities Laws. The Subordinate Voting Shares are presently listed for trading on the CSE. No order ceasing or suspending trading in the Subordinate Voting Shares (or any of them) or any other securities of the Company is outstanding and no proceedings for this purpose have been instituted or, to the Knowledge of the Company, are pending, contemplated or threatened.

(iii)       Upon issuance of the Subordinate Voting Shares to the Island Securityholders in accordance with this Agreement (and the Merger Warrants, as applicable), all of such Subordinate Voting Shares (A) will be duly authorized and validly issued, fully paid and non-assessable shares, free and clear from all Liens (except for Liens arising under applicable securities Laws); (B) such Subordinate Voting Shares will be listed and posted for trading on the CSE; (C) except as set forth in this Agreement or the Merger Warrants, will not be subject to any restrictions on the transferability or voting thereof imposed by the Company or any resale restrictions under applicable Canadian Securities Laws (whether effected by legends on certificates, stop transfer instructions or otherwise), provided that the conditions set out in Section 2.6(3) of National Instrument 45-102 - Resale of Securities are met; and (D) will be “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act, and, as such, will bear a restrictive legend substantially similar to the following:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(iv)       Assuming the accuracy of the Island’s representations and warranties set forth in this Agreement, and the representations and warranties of the Island Securityholders receiving Subordinate Voting Shares set forth in the applicable Ancillary Documents, the issuance by the Company of the Subordinate Voting Shares to the Island Securityholders in accordance with this Agreement (and the Merger Warrants, as applicable) is (A) exempt from registration under the Securities Act, and (B) made pursuant to prospectus exemptions under applicable Canadian Securities Laws.

(v)       The Company owns all of the issued and outstanding capital stock of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by the Company. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(e)       Canadian Securities Law Matters. The Company is a “reporting issuer” under Canadian Securities Laws, is not on the list of reporting issuers in default under the Canadian Securities Laws and is in compliance in all material respects with all such Canadian Securities Laws. The Company has not taken any action to cease to be a reporting issuer nor has the Company received written notification from any Governmental Authority seeking to revoke the reporting issuer status of the Company. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of any kind or type of the Company that may prevent or restrict trading is pending, in effect, has been threatened in writing or is expected to be implemented or undertaken. The Subordinate Voting Shares to be issued pursuant to this Agreement (and the Merger Warrants, as applicable) will be distributed pursuant to the exemptions set out in National Instrument 45-106 - Prospectus Exemptions. The definitive form of certificates for the Subordinate Voting Shares, if any, to be issued to the Island Securityholders pursuant to this Agreement (and the Merger Warrants, as applicable) have been, and will be on the Closing Date, duly authorized, approved and adopted by the Company and comply with all legal requirements relating thereto.

(f)       CSE and SEC Disclosure.

(i)       Since July 31, 2019, the Company has, in all material respects, timely filed with the applicable Governmental Authorities and the CSE all forms, reports, schedules, statements and other documents required to be filed by the Company with the CSE under applicable Canadian Securities Laws (collectively, the “Canadian Filings”), except where the failure to file would not reasonably be expected to have a Company Material Adverse Effect.

(ii)       As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Canadian Filings complied in all material respects with all applicable Canadian Securities Laws and did not contain any untrue statement of a material fact or omit to state a material fact necessary to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has not filed any confidential material change report which at the date of this Agreement remains confidential.

(iii)       The Company has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it, to the extent applicable, under the Securities Act, the Exchange Act, or Sarbanes-Oxley Act, as the case may be, including any amendments or supplements thereto, from and after, July 31, 2019, or such later date that the Company became required to file such documents with the SEC (collectively, the “4Front SEC Reports”), except where the failure to file would not reasonably be expected to have a Company Material Adverse Effect. As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the 4Front SEC Reports (A) complied in all material respects with the requirements of the Securities Act, the Exchange Act, or Sarbanes-Oxley Act, as the case may be and as applicable, and the rules and regulations promulgated thereunder, and (B) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(iv)       Except as disclosed in the Canadian Filings, there has not been any material change in the capital, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Company and its Subsidiaries (taken as a whole) from the position set forth in the 4Front Financial Statements (as defined below), and there has not been any adverse material change in the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), financial condition or results of operations of the Company and its Subsidiaries (taken as a whole) since September 30, 2021; and since that date there have been no material facts, transactions, events or occurrences which would reasonably be expected to materially and adversely affect the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), financial condition or results of operations of the Company and its Subsidiaries (taken as a whole).

(g)       Financial Statements. The Company’s (i) audited financial statements consisting of the consolidated balance sheet of the Company as at December 31, 2020 and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the year then ended (the “4Front Audited Financial Statements”), and (ii) unaudited interim financial statements consisting of the condensed consolidated balance sheet of the Company as of September 30, 2021 and the related condensed consolidated interim statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the six-month period then ended (the “4Front Interim Financial Statements” and together with 4Front Audited Financial Statements, the “4Front Financial Statements”) as filed on the SEC’s EDGAR database have been prepared in accordance with GAAP subject, in the case of 4Front Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes (that, if presented, would not differ materially from those presented in 4Front Audited Financial Statements). The 4Front Financial Statements are based on the books and records of 4Front, and, in all material respects, fairly present the financial condition of the Company and each Subsidiary of 4Front as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.

(h)       Compliance with Laws. The Company and each Subsidiary of the Company has complied and is now complying with all applicable Laws applicable to it or its business, properties or assets (including, for the avoidance of doubt, (i) Laws relating to illegal payments and bribes; and (ii) applicable Laws relating to illegal political contributions, including all requirements of the United States Foreign Corrupt Practices Act of 1977, and the regulations thereunder, as amended from time to time), except where failure to comply with such Laws would not reasonably be expected to have a Company Material Adverse Effect.

(i)       Permits. All Permits required for the Company and each Subsidiary of the Company to conduct its business have been obtained by it and are valid and in full force and effect except where such failure to obtain or maintain such Permit would not have a Company Material Adverse Effect. To the Knowledge of the Company, no event has occurred that, without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit where such revocation, suspension, lapse or limitation would reasonably be expected to have a Company Material Adverse Effect.

(j)       Absence of Material Adverse Effect. Since September 30, 2021, there has not been or occurred a Company Material Adverse Effect or any occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k)       Brokers’ Fees. Except for Fort Capital Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of the Company. All fees and expenses payable to Fort Capital Partners are and will be the exclusive obligation of the Company.

(l)       Bad Actor. None of the Company, any of the predecessors, any director, executive officer, or other officer of the Company participating in the transactions contemplated by this Agreement and the Ancillary Documents, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) of Regulation D promulgated under the Securities Act, except for any such event covered by Rule 506(d)(2) or (d)(3) of Regulation D promulgated under the Securities Act.

(m)       Exclusivity of Representations. Island is not making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in Section 4 and the Island Disclosure Schedule, and the Buyer Parties hereby disclaim any such other representations or warranties.

Section 6. Closing Conditions.

(a)       Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(i)       This Agreement shall have been duly adopted by the requisite vote of the Stockholders.

(ii)       No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof. No Action shall have been commenced against the Buyer Parties or the Island Entities, which would prevent the Closing.

(iii)       Island shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 6(a)(iii) of the Island Disclosure Schedule, in form and substance reasonably satisfactory to the Company, and no such consent, authorization, order and approval shall have been revoked.

(iv)       The Company and the Stockholder Representative shall have mutually agreed on the final forms of all Ancillary Documents, to the extent that any such Ancillary Documents are not in final form as of the date of this Agreement (including, without limitation, the Ancillary Documents noted as subject to further review and revision in the Exhibits hereto).

(b)       Conditions to Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or 4Front’s waiver, at or prior to the Closing, of each of the following conditions:

(i)       Other than the Island Fundamental Representations, the representations and warranties of Island contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Island Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Island Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Island Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(ii)       The Island Entities shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

(iii)       From the date of this Agreement, there shall not have occurred an Island Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in an Island Material Adverse Effect.

(iv)       Stockholders holding no more than five percent (5%) of the shares of Island Capital Stock shall have exercised dissenters’ or appraisal rights pursuant to Chapter 13 of the CCC.

(v)       The quantity and quality of Island’s inventory on hand shall be confirmed by the Company to its reasonable satisfaction, as determined in conformance with industry standards.

(vi)       Island shall have delivered executed copies of all documents relating to its acquisition of (or reorganization involving) Robot Farms, Inc., and a report on its due diligence review of Robot Farms, Inc. and its business and assets, which shall be in form and substance reasonably satisfactory to the Company.

(vii)       Island shall have provided additional information regarding its 2022 cash flows, including with respect to (A) its California Tax liability, (B) payments required to terminate its Oakland lease, and (C) the status of its San Juan rent payments, which shall be in form and substance reasonably satisfactory to the Company.

(viii)       Island shall have provided copies of its 2021 Tax work papers, which shall be in form and substance reasonably satisfactory to the Company.

(ix)       Island and the Stockholder Representative shall have delivered each of the Closing deliverables set forth in Section 7(b).

(c)       Conditions to Obligations of Island. The obligations of Island to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Stockholder Representative’s waiver, at or prior to the Closing, of each of the following conditions:

(i)       Other than the 4Front Fundamental Representations, the representations and warranties of the Buyer Parties contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Company Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The 4Front Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(ii)       The Buyer Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date. The Company shall have filed or caused the proper filing of the Form 9 as required to report the issuance of the Subordinate Voting Shares issuable in connection with the Closing.

(iii)       From the date of this Agreement, there shall not have occurred a Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.

(iv)       The Buyer Parties shall have delivered each of the Closing deliverables set forth in Section 7(a).

Section 7. Deliverables at Closing.

(a)       Company Deliverables. At the Closing, the Buyer Parties shall deliver the following documents to the Stockholder Representative (on behalf of the Island Securityholders):

(i)       the certificate of incorporation or articles of incorporation, as applicable, and all amendments thereto of each Buyer Party, duly certified as of a recent date by the applicable Governmental Authority;

(ii)       a certificate of the Secretary or an Assistant Secretary of each Buyer Party, in form and substance reasonably satisfactory to Island, certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of such Buyer Party authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, (B) that all such resolutions are in full force and effect, (C) the names and signatures of the officers of such Buyer Party authorized to sign this Agreement and the Ancillary Documents to which such Buyer Party is a party and (D) the bylaws of such Buyer Party;

(iii)       a certificate, dated the Closing Date and signed by a duly authorized officer of the Company and Merger Sub, that each of the conditions set forth in Sections 6(c)(i), 6(c)(ii) and 6(c)(iii) have been satisfied;

(iv)       executed copies of any Ancillary Documents to which the Company and/or Merger Sub is a party; and

(v)       a good standing certificate of such Buyer Party as of a recent date from the applicable Governmental Authority.

(b)       Island Deliverables. At the Closing, Island shall deliver the following documents to the Buyer Parties:

(i)       a certificate of the Secretary or an Assistant Secretary of Island, in form and substance reasonably satisfactory to the Company, certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Island authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, and providing for the Island Recommendation, (B) that all such resolutions are in full force and effect, (C) the names and signatures of the officers of Island authorized to sign this Agreement and the Ancillary Documents to which Island is a party and (D) the bylaws of Island;

(ii)       a certificate of the Secretary or an Assistant Secretary of each Island Entity (other than Island), in form and substance reasonably satisfactory to the Company, certifying the Organizational Documents of such Island Entity;

(iii)       a certificate, dated the Closing Date and signed by a duly authorized officer of Island and the Stockholder Representative, that each of the conditions set forth in Sections 6(b)(i), 6(b)(ii), 6(b)(iii) and 6(b)(iv) have been satisfied;

(iv)       executed copies of any Ancillary Documents to which Island and/or the Stockholder Representative is a party;

(v)       the articles of incorporation or equivalent, and all amendments thereto, of each Island Entity, duly certified as of a recent date by the applicable Governmental Authority;

(vi)       a good standing certificate (or its equivalent) for each Island Entity as of a recent date from the applicable Governmental Authority;

(vii)       evidence that the Merger has been approved by the requisite Stockholders in accordance with the Organizational Documents of Island and the CCC;

(viii)       a (A) resignation letter (with a broad-form release and waiver of claims) from each officer, director and manager, as applicable, of each Island Entity (except for any officers, directors and manager contemplated to remain an officer, director and/or manager) as requested by the Company, in form and substance reasonably satisfactory to the Company and (B) broad-form release and waiver of claims agreement from each such remaining officer, director and manager, as applicable, of each Island Entity, in form and substance reasonably satisfactory to the Company;

(ix)       (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date and duly executed by Island, together with written authorization for the Company to deliver such notice to the Internal Revenue Service on behalf of Island after the Closing, and (B) a certification duly executed by Island that the shares of stock of Island are not “United States real property interests” as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations promulgated pursuant to Sections 897 and 1445 of the Code (in a form reasonably acceptable to the Company for purposes of the Company’s obligations under Treasury Regulation Section 1.1445-2(c)(3));

(x)       evidence that each of the Island Promissory Notes is subject to the “Exchange” under the exchange agreement in the form of Exhibit D-7 (the “Exchange Agreement”);

(xi)       evidence that all Island Options have been validly terminated in full, pursuant to the Island Option Termination Agreement in the form of Exhibit D-8, and forfeited back to Island, and that the applicable Island Optionholder shall have no rights to exercise such Island Options or otherwise acquire or receive any shares of Island Capital stock by virtue of such Island Option; and

(xii)       evidence that each Island Warrant shall have been validly terminated and that the applicable Warrantholder shall have no rights to exercise such Island Warrant or otherwise acquire or receive any shares of Island Capital Stock by virtue of such Island Warrant.

Section 8. Additional Covenants.

(a)       Intended Tax Treatment. For U.S. federal income tax purposes, the Parties intend that the Exchange is treated as a taxable sale of the Island Capital Stock by the Stockholders (the “Intended Tax Treatment”). The Parties shall, and shall cause their affiliates to, prepare all tax filings in a manner consistent with the Intended Tax Treatment and shall not take any tax reporting position inconsistent with the Intended Tax Treatment unless required by applicable Law.

(b)       Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Company (which consent shall not be unreasonably withheld or delayed), Island shall (i) conduct the business of the Island Entities in the ordinary course of business consistent with past practice; and (ii) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Island Entities and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Island Entities.

(c)       Access to Information. From the date hereof until the Closing, Island shall (i) afford the Company and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Island Entities; (ii) furnish the Company and its Representatives with such financial, operating and other data and information related to the Island Entities as the Company or any of its Representatives may reasonably request; and (iii) instruct the Representatives of the Island Entities to cooperate with the Company in its investigation of the Island Entities. Any investigation pursuant to this Section 8(c) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Island Entities. No investigation by the Company or other information received by the Company shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Island in this Agreement.

(d)       No Solicitation of Other Bids. Island shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Island shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Company or any of its Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Island Entities; (ii) the issuance or acquisition of shares of capital stock or other equity securities of Island; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Island Entities’ properties or assets.

(e)       Stockholder Approval. Island shall use its reasonable best efforts to obtain, within five (5) Business Days following the execution and delivery of this Agreement, the requisite vote of the Stockholders to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. Island shall submit the Information Statement and other documentation relating to its solicitation of such Stockholder approval for review and comment by the Company prior to distribution to the Stockholders. Promptly following its receipt of written consents evidencing the requisite vote of the Stockholders to adopt this Agreement and approve the Merger, Island shall deliver a copy of such written consent(s) to the Company.

(f)       Notice of Certain Events. From the date hereof until the Closing, Island shall promptly notify the Company in writing of:

(i)       to the Knowledge of Island, any fact, circumstance, event or action the existence, occurrence or taking of which that (A) has resulted in any representation or warranty made by Island hereunder not being true and correct or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Sections 6(a) or 6(b) to be satisfied;

(ii)       any notice or other communication from any Person received by Island alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)       any notice or other communication received by Island from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)       any Actions commenced or, to Island’s Knowledge, threatened against, relating to or involving or otherwise affecting the Island Entities or Island Securityholders that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the transactions contemplated by this Agreement.

The Company’s receipt of information pursuant to this Section 8(f) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Island in this Agreement and shall not be deemed to amend or supplement the Island Disclosure Schedule.

(g)       Governmental Approvals and Consents.

(i)       Each Party hereto shall, as promptly as possible, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(ii)       Without limiting the generality of the Parties’ undertakings pursuant to subsection (i) above, each of the Parties hereto shall use all reasonable best efforts to: (A) respond to any inquiries by any Governmental Authority regarding the transactions contemplated by this Agreement or any Ancillary Document; (B) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and (C) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(h)       Closing Conditions; Further Assurances.

(i)       From the date hereof until the Closing, each Party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 6 hereof.

(ii)       At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of Island or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Island or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Island acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

(i)       Release. Effective as of the Closing, each Island Securityholder (each a “Releasor”), on behalf of itself and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each of the Company, Merger Sub, Island (and the Surviving Corporation), and each of their respective past, present and future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever (“Claims”), which such Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising prior to and through the Closing (the “Released Claims”); provided, that Released Claims shall not include (i) Claims with respect to any right a Releasor may have in such Releasor’s capacity as an employee of the Island Entities under any Contract or Benefit Plan disclosed in the Island Disclosure Schedule, (ii) any right to indemnification provided for in the Organizational Documents of the Island Entities, (iii) any Claims that cannot be waived by law, including the right to file a charge of discrimination with, or participate in an investigation conducted by, an administrative agency, and (iv) such Releasor’s express rights under this Agreement.

(j)       280G Waiver and Consent. Prior to the Closing Date, Island shall use commercially reasonable efforts to (i) secure from each Person who has a right to any payments and/or benefits or potential right to any payments and/or benefits under any Benefit Plan or otherwise that would be deemed to constitute “parachute payments” (within the meaning of Code Section 280G) a waiver, subject to the approval described in clause (ii) below, of such Person’s rights to all of such parachute payments (the “Waived 280G Benefits”) and (ii) solicit the approval of the Stockholders, to the extent and in the manner required under Code Section 280G(b)(5)(B) and the regulations promulgated thereunder, of any Waived 280G Benefits. Any of the Waived 280G Benefits which fail to be approved by the Stockholders as contemplated in this Section 8(k) shall not be made or provided. Prior to the Closing Date, Island shall deliver to the Company evidence that a vote of the Stockholders was solicited in accordance with the foregoing provisions of this Section 8(k) and that either (A) the requisite number of stockholder votes was obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (B) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided. Prior to distributing any materials to the Stockholders or any other Person in connection with its obligations under this Section 8(k), Island shall provide copies of such materials to the Company, including parachute payment calculations, for its reasonable review, comment and approval (and the Company agrees to provide any such comments promptly after its receipt of such materials).

(k)       D&O Tail Policy. Prior to the Closing, if requested by the Company following consultation with Island and the Stockholder Representative, to the extent the same can be obtained on commercially reasonable terms, taking into consideration the circumstances of Island, Island shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of Island as the Island’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). Island shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, the Company shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

Section 9. Indemnification.

(a)       Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the Island Fundamental Representations and 4Front Fundamental Representations shall survive the Closing and shall remain in full force and effect until the date that is ten (10) years from the Closing Date. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

(b)       Indemnification by Stockholders. Subject to the other terms and conditions of this Section 9, the Stockholders, severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify and defend each of the Company and its Affiliates (including the Island Entities) and their respective Representatives (collectively, the “4Front Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the 4Front Indemnitees based upon, arising out of, with respect to or by reason of:

(i)       any inaccuracy in or breach of any of the representations or warranties of Island contained in this Agreement, any Ancillary Document or in any certificate or instrument delivered by or on behalf of Island pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Island Entities pursuant to this Agreement;

(iii)       any claim made by any Stockholder relating to such Person’s rights with respect to the consideration payable hereunder (including with respect to the allocation of such consideration as among the Stockholders);

(iv)       any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares;

(v)       any Indemnified Taxes; or

(vi)       any Transaction Expenses or Indebtedness, to the extent not paid or satisfied by Island at or prior to the Closing, or accounted for pursuant to Section 3 of this Agreement.

(c)       Indemnification by the Company. Subject to the other terms and conditions of this Section 6, the Company shall indemnify and defend each of the Stockholders and their Affiliates and their respective Representatives (collectively, the “Island Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Island Indemnitees based upon, arising out of, with respect to or by reason of:

(i)       any inaccuracy in or breach of any of the representations or warranties of the Company and Merger Sub contained in this Agreement, any Ancillary Document or in any certificate or instrument delivered by or on behalf of the Company or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(ii)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or Merger Sub pursuant to this Agreement.

(d)       Certain Limitations. The indemnification provided for in Section 9(b) and Section 9(c) shall be subject to the following limitations:

(i)       The Stockholders shall not be liable to the 4Front Indemnitees for indemnification under Section 9(b)(i) until the aggregate amount of all Losses in respect of indemnification under Section 9(b)(i) exceeds $165,000 (the “Basket”), in which event the Stockholders shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Stockholders shall be liable pursuant to Section 9(b)(i) shall not exceed $1,650,000 (the “Cap”).

(ii)       The Company shall not be liable to the Island Indemnitees for indemnification under Section 9(c)(i) until the aggregate amount of all Losses in respect of indemnification under Section 9(c)(i) exceeds the Basket, in which event the Company shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Company shall be liable pursuant to Section 9(c)(i) shall not exceed the Cap.

(iii)       Notwithstanding the foregoing, the limitations set forth in Sections 9(d)(i) and 9(d)(ii) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Island Fundamental Representation or 4Front Fundamental Representation.

(iv)       No Stockholder shall be responsible for Losses pursuant to this Section 9 in excess of the total consideration received by such Stockholder pursuant to this Agreement and/or the Exchange Agreement, except for Losses arising out of Fraud on the part of such Stockholder.

(v)       For purposes of this Section 9, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Island Material Adverse Effect, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e)       Indemnification Procedures. The Party making a claim under this Section 9 is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Section 9 is referred to as the “Indemnifying Party.” For purposes of this Section 9, (i) if the Company (or any other 4Front Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Stockholder Representative, and (ii) if the Company comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Stockholder Representative. Any payment received by the Stockholder Representative as the Indemnified Party shall be distributed to the Stockholders in accordance with this Agreement.

(i)       Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is an Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company or any of its Subsidiaries (including the Island Entities), or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9(e)(ii), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9(e)(ii), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Stockholder Representative and the Company shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(ii)       Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9(e)(ii). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9(e)(i), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(iii)       Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Island Entities’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(f)       Payments; Right of Offset.

(i)       Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 9, the Indemnifying Party shall, subject to Section 9(f)(ii), satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

(ii)       Any Losses payable to a 4Front Indemnitee pursuant to this Section 9 shall be satisfied: (A) first, pursuant to the right of offset set forth in the Merger Notes; and (B) second, to the extent the amount of Losses exceeds the amounts available to the 4Front Indemnitee under the Merger Notes, from the Stockholders, severally and not jointly (in accordance with their Pro Rata Shares). A Stockholder that is not a person in a province or territory of Canada or whose last address as shown on the books of 4Front is in a province or territory of Canada may satisfy its obligation under clause (B) above, in whole or in part, by transferring Subordinate Voting Shares received by such Stockholder under this Agreement to the Company (in which case the value attributed to each such Subordinate Voting Share shall be the VWAP).

(g)       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Per Share Merger Consideration for Tax purposes, unless otherwise required by Law.

(h)       Exclusive Remedies. Subject to Section 11(k), the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 9. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 9. Nothing in this Section 9(h) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s Fraud, criminal or intentional misconduct.

Section 10. Termination of Agreement.

(a)       This Agreement may be terminated at any time prior to the Closing:

(i)       by the mutual written consent of the Company and the Stockholder Representative;

(ii)       by the Company upon written notice to the Stockholder Representative if:

(A)       neither the Company nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Island pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6 and such breach, inaccuracy or failure has not been cured by Island within ten (10) days of the Stockholder Representative’s receipt of written notice of such breach from the Company; or

(B)       any of the conditions set forth in Sections 6(a) or 6(b) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by May 15, 2022 (the “Outside Closing Deadline”), unless such failure shall be due to the failure of the Company or Merger Sub to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(iii)       by the Stockholder Representative upon written notice to the Company if:

(A)       neither Island nor the Stockholder Representative is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6 and such breach, inaccuracy or failure has not been cured by the Company or Merger Sub within ten (10) days of the Company’s receipt of written notice of such breach from the Stockholder Representative; or

(B)       any of the conditions set forth in Sections 6(a) or 6(c) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Closing Deadline, unless such failure shall be due to the failure of Island or the Stockholder Representative to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iv)       by the Company or the Stockholder Representative if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

(b)       In the event of the termination of this Agreement in accordance with this Section 10, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except that nothing herein shall relieve any Party from liability for any action taken by such Party with the actual knowledge that such act would cause a breach of this Agreement.

Section 11. Miscellaneous.

(a)       Press Releases and Public Announcements. Neither Island, nor any Island Entity, nor any Island Securityholder shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Company; provided, however, that any such Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement or regulatory authority regulations or stock exchange rules concerning its publicly traded securities (in which case the disclosing party will use its reasonable best efforts to advise the Company prior to making the disclosure).

(b)       Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

(c)       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (iv) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(c)):

If to Island (prior to the Closing):

409 N. Pacific Coast Highway, Suite 848

Redondo Beach, CA 90277

Attention: Raymond Landgraf

Email: ray@island.co

with a copy (which shall not constitute notice) to:

Ragghianti Freitas LLP

1101 Fifth Avenue, Suite 100

San Rafael, CA 94901

Attention: Alison Malsbury

Email: Alison@rflawllp.com

Facsimile No.: (415) 453-8269

If to the Stockholder Representative:

c/o Navy Capital

747 3rd Avenue

35th Floor

New York, NY 10017

If to the Company, Merger Sub or Island (after the Closing):

4Front Ventures Corp.

5060 North 40th Street, Suite 120

Phoenix, AZ 85018

Attention: Leonid Gontmakher, Chief Executive Officer

Email: leo@4frontventures.com

with a copy (which shall not constitute notice) to:

Snell & Wilmer L.L.P.

One Arizona Center

400 East Van Buren Street, Suite 1900

Phoenix, AZ 85004

Attention: Jeffrey A. Scudder, P.C.

Email: jscudder@swlaw.com

(d)       Interpretation. For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” and (ii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (A) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (B) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (C) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

(e)       Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such term or provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable term or provision or any other term or provision of this Agreement, unless such construction would be unreasonable, or rendering unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(f)       Entire Agreement. This Agreement, including the Exhibits hereto and the other Ancillary Documents, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

(g)       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (including any successors resulting from corporate conversion) and permitted assigns. Except as expressly contemplated by this Agreement no Party may assign its or their rights or obligations hereunder without the prior written consent of the Company and the Stockholder Representative. Notwithstanding the foregoing, the Company and the Surviving Corporation may at any time on or after the Closing, (i) assign such Party’s rights and obligations under this Agreement to any Affiliate, (ii) assign the such Party’s rights and obligations under this Agreement in connection with any merger, consolidation or recapitalization of such Party, or any sale of a substantial portion of the assets of such Party (whether by merger, asset sale, stock sale, exchange or otherwise); or (iii) collaterally assign any of such Party’s rights under this Agreement to lenders; provided, however, that no such assignment shall relieve such Party from its obligations and/or liabilities hereunder.

(h)       No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, except as provided in this Agreement, recourse for the payment or performance of the obligations of any Party under the terms of this Agreement shall be limited solely to the Parties and no direct or indirect member, partner, shareholder, principal, officer, director, employee or Affiliate of a Party (including, except to the extent expressly set forth herein the Stockholder Representative) shall have any personal liability for the payment or performance of any obligations under this Agreement.

(i)       Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Company .. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(j)       Governing Law.

(i)       This Agreement and all Actions arising out of or relating to this Agreement (“Agreement Proceedings”) shall be governed by, and construed in accordance with, the internal Laws of the State of California, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of such state.

(ii)       Except for injunctive or other equitable relief or as otherwise provided in this Agreement, any and all Agreement Proceedings shall be resolved by arbitration in Los Angeles County, California, all Agreement Proceedings shall be settled by binding arbitration, before three (3) arbitrators independent of the parties and selected in accordance with, and the arbitration shall be administered by JAMS pursuant to, JAMS’ Comprehensive Arbitration Rules and Procedures excluding its Optional Arbitration Appeal Procedures; provided, however, that if the amount involved in the dispute is less than $5,000,000, there shall be only be (1) arbitrator; and provided, further, that any arbitrator designated pursuant to this Section 11(j)(ii) shall be a lawyer experienced in commercial and business affairs.

(iii)       All arbitration proceedings will be closed to the public and confidential, and all records relating thereto will be permanently sealed, except as necessary to obtain court confirmation of the judgment of the arbitrator, and except as necessary to give effect to res judicata and collateral estoppel, in which case, all filings with any court shall be sealed to the extent permissible by the court. Nothing in this Section 11(j)(iii) is intended to, or shall, preclude a party to the arbitration from communicating with, or making disclosures to his or its lawyers, tax advisors, auditors and insurers, as necessary and appropriate or from making such other disclosures as may be required by any applicable Law.

(iv)       To the maximum extent permitted by applicable Law, the decision of the arbitrator shall be final and binding and not be subject to appeal. If a party against whom the arbitrator renders an award fails to abide by such award, the other party may seek to enforce such award in any court of competent jurisdiction.

(v)       Except as otherwise provided herein, the successful or prevailing party in any Agreement Proceedings shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that Agreement Proceedings.

(vi)       Except as otherwise provided in this Agreement, each party hereby (A) irrevocably and unconditionally submits to the jurisdiction of the applicable state or federal courts sitting in Los Angeles County, California, for purposes of all Agreement Proceedings, (B) agrees not to commence any proceeding except in such courts and (C) irrevocably waives, to the fullest extent permitted by applicable Law, any objection which such party may now or hereafter have to the laying of the venue of any such court or that such proceeding has been brought in an inconvenient forum.

(k)       Specific Performance. The parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity (subject to Article 9). To the maximum extent permitted under applicable Laws, each of the parties hereto expressly waives any and all rights and remedies it may now or hereinafter have which in any way conflict with the foregoing terms and conditions of this Section 11(k). The exercise of specific performance by a Party shall not require the breaching Party to correct or pay any sum in connection with the breach of a representation or warranty.

(l)       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail (with scan or pdf attachment) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(m)       Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Ancillary Documents.

(n)       Stockholder Representative.

(i)       The Island Securityholders have designated the Stockholder Representative to serve as the sole and exclusive representative of the Stockholders for all purposes in connection with this Agreement and the Ancillary Documents; provided, however, if Navy at any time is unable, due to incapacity or otherwise, to serve as Stockholder Representative or resigns as Stockholder Representative, then a Person appointed by Stockholders owning more than fifty percent (50%) of the outstanding shares of Island Capital Stock as of immediately prior to the Effective Time, voting in a single class on an as-converted basis, shall serve as successor Stockholder Representative. Each successor Stockholder Representative, if required to serve, shall sign an acknowledgement in writing agreeing to perform and be bound by all of the provisions of this Agreement applicable to the Stockholder Representative. Each successor Stockholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative, and the term “Stockholder Representative” as used herein or therein shall be deemed to include any successor Stockholder Representative.

(ii)       The Stockholder Representative is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of each Island Securityholder. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Island Securityholder, by operation of Law, or any Island Securityholder’s dissolution or liquidation. The Stockholder Representative shall promptly deliver to each Island Securityholder any notice received by the Stockholder Representative concerning this Agreement. Without limiting the generality of the foregoing, the Stockholder Representative has full power and authority, on behalf of each Island Securityholder and its successors and assigns, to (A) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Island Securityholders in connection herewith, (B) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, (C) receive service of process in connection with any claims under this Agreement, (D) agree to, negotiate, enter into settlements and compromises of, assume the defense of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing, (E) give and receive notices and communications, (F) challenge (or not challenge) the Closing Schedule and the components thereof, and (G) take all actions necessary or appropriate in the judgment of the Stockholder Representative on behalf of the Island Securityholders in connection with this Agreement.

(iii)       Neither the Stockholder Representative nor any agent employed by the Stockholder Representative shall be liable to any Island Securityholder or any Party relating to the performance of such Stockholder Representative’s duties under this Agreement or any Ancillary Document except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that such liability directly resulted from actions taken or not taken by the Stockholder Representative constituting Fraud or that were taken or not taken in bad faith. The Stockholder Representative shall be indemnified and held harmless by Island Securityholders against all losses, including costs of defense, paid or incurred in connection with any action, suit, proceeding or claim to which the Stockholder Representative is made a party by reason of the fact that the Stockholder Representative was acting as the Stockholder Representative pursuant to this Agreement; provided, however, that the Stockholder Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that such liability directly resulted from the actions taken or not taken by the Stockholder Representative constituting Fraud or that were taken or not taken in bad faith. The Stockholder Representative shall be protected in acting upon any notice, statement or certificate believed by the Stockholder Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter. Neither the Stockholder Representative nor any agent employed by the Stockholder Representative shall be liable to the Company or any Affiliate of the Company by reason of this Agreement or the performance of Stockholder Representative’s duties hereunder or otherwise. The Stockholder Representative may execute any of its duties hereunder by or through Representatives and shall be entitled to request and act in reliance upon the advice of counsel concerning all matters pertaining to its duties hereunder and shall not be liable for any action taken or omitted to be taken by it in accordance therewith.

(iv)       The Company shall be entitled to rely upon any actions taken by the Stockholder Representative as duly authorized.

(o)       Attorney-Client Privilege. Each of the parties hereto agrees that any attorney-client privilege, attorney work-product protection, and the expectation of client confidence attaching as a result of counsel’s (whether external or internal) representation of each constituent of Island in connection with the transactions contemplated by this Agreement, including the Merger, and all information and documents covered by such privilege or protection (the “Covered Materials”), shall belong to and be controlled by the Stockholder Representative, and not by the Surviving Corporation, following the Closing, and may be waived only by the Stockholder Representative, and not the Surviving Corporation, and shall not pass to or be claimed by the Company or the Surviving Corporation. Absent the consent of the Stockholder Representative or as compelled by legal process, neither the Company nor the Surviving Corporation shall have a right to access the Covered Materials following the Closing and, in the event the Company or the Surviving Corporation access Covered Materials in violation of this sentence, such access will not waive or otherwise affect the rights of the Stockholder Representative with respect to the related privilege or protection. Notwithstanding the foregoing, if a dispute arises between the Company or the Surviving Corporation, on the one hand, and a third party other than (and unaffiliated with) Island and the Island Subsidiaries, any holder of Island Capital Stock, and the Stockholder Representative, on the other hand, after the Closing, then the Surviving Corporation may assert such attorney-client privilege to prevent disclosure to such Covered Materials; provided, however, that the Company and the Surviving Corporation may not waive such privilege without the prior written consent of the Stockholder Representative.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first set forth above.

“COMPANY”

4Front Ventures Corp.,

a British Columbia corporation

By:
Name: Leonid Gontmakher

Its: Chief Executive Officer

“MERGER SUB”

Island Merger Sub, Inc.,

a Delaware corporation

By:
Name: Leonid Gontmakher

Its: President

“ISLAND”

Island Global Holdings, Inc.,

a California corporation

By:
Name:

Its:

“STOCKHOLDER REPRESENTATIVE”

Navy Capital SR LLC,

a Delaware limited liability company

By:
Name:

Its:

Signature Page to Agreement and Plan of Merger

EXHIBIT A

Island Subsidiaries

1.	Carousel Bay, LLC, a California limited liability company
2.	Isla Buena Vista LLC, a California limited liability company
3.	Gold Coast Garden, LLC, a California limited liability company

EXHIBIT B

Island Most Recent Financial Statements

Please see attached.

EXHIBIT C

Form of Navy LOC

To be prepared and finalized upon the mutual agreement of the Company and the Stockholder Representative prior to the Closing.

EXHIBIT D-1

Form of Merger Note

To be prepared and finalized upon the mutual agreement of the Company and the Stockholder Representative prior to the Closing.

EXHIBIT D-2

Form of Merger Warrant

To be prepared and finalized upon the mutual agreement of the Company and the Stockholder Representative prior to the Closing.

EXHIBIT D-3

Certificate of Merger

To be prepared and finalized upon the mutual agreement of the Company and the Stockholder Representative prior to the Closing.

EXHIBIT D-4

Form of Surviving Corporation Articles of Incorporation

To be prepared and finalized upon the mutual agreement of the Company and the Stockholder Representative prior to the Closing.

EXHIBIT D-5

Form of Surviving Corporation Bylaws

To be prepared and finalized upon the mutual agreement of the Company and the Stockholder Representative prior to the Closing.

EXHIBIT D-6

Form of Letter of Transmittal

To be prepared and finalized upon the mutual agreement of the Company and the Stockholder Representative prior to the Closing.

EXHIBIT D-7

Form of Exchange Agreement

To be prepared and finalized upon the mutual agreement of the Company and the Stockholder Representative prior to the Closing.

EXHIBIT D-8

Form of Option Termination Agreement

To be prepared and finalized upon the mutual agreement of the Company and the Stockholder Representative prior to the Closing.